AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 1998
                                                      REGISTRATION NO. 333-41299

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                               AVON PRODUCTS, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                             ----------------------

           NEW YORK                             2844                          13-0544597
(State or Other Jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
 Incorporation or Organization)        Classification Number)           Identification Number)

                             ----------------------
                           1345 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10105-0196
                                 (212) 282-5000
               (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                             ----------------------
                            WARD M. MILLER, JR., ESQ.
                                 GENERAL COUNSEL
                               AVON PRODUCTS, INC.
                           1345 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10105-0196
                                 (212) 282-5000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                             ----------------------
                                    Copy to:
                              MICHAEL W. WEIR, ESQ.
                               SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000
                             ----------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                             ----------------------

                                              CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                       Proposed              Proposed
                                                                        Maximum               Maximum

         TITLE OF EACH CLASS OF                Amount to Be         Offering Price           Aggregate             Amount of
       SECURITIES TO BE REGISTERED              Registered           Per Unit(1)         Offering Price(1)    Registration Fee(2)

-----------------------------------------------------------------------------------------------------------------------------------
          6.55% Notes due 2007                 $100,000,000           100.1655%             $100,165,500           $29,548.83
===================================================================================================================================

(1) Determined pursuant to Rule 457(f), solely for the purpose of calculating the registration fee, on the basis of the average of the bid and asked price for the securities on November 26, 1997.


(2)  THE REGISTRATION FEE WAS PREVIOUSLY PAID.

                             ----------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS
                               AVON PRODUCTS, INC.

             OFFER TO EXCHANGE 6.55% NOTES DUE 2007, THAT HAVE BEEN
            REGISTERED UNDER THE SECURITIES ACT, FOR ALL OUTSTANDING
                   6.55% NOTES DUE 2007 OF AVON PRODUCTS, INC.
             THAT WERE ISSUED AND SOLD IN A TRANSACTION EXEMPT FROM
                     REGISTRATION UNDER THE SECURITIES ACT


       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
            NEW YORK CITY TIME, ON FEBRUARY 9, 1998 UNLESS EXTENDED.



    Avon Products, Inc., a New York corporation ("Avon" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this prospectus (the "Prospectus") and the accompanying letter of transmittal (the "Letter of Transmittal" which, together with the Prospectus, constitutes the "Exchange Offer"), to exchange its 6.55% Notes due 2007 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for a like principal amount of its issued and outstanding 6.55% Notes due 2007 (the "Old Notes"), of which $100,000,000 in aggregate principal amount was issued on August 4, 1997 and is outstanding as of the date hereof.

    The Exchange Offer is being made in compliance with a Registration Rights Agreement, dated as of August 4, 1997 (the "Registration Rights Agreement"), between the Company and Morgan Stanley & Co. Incorporated, Chase Securities Inc. and J.P. Morgan Securities Inc. (the "Initial Purchasers"). The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and the New Notes may be issued in minimum denominations of $1,000. The New Notes will evidence the same indebtedness as the Old Notes (which they replace) and will be entitled to the benefits of the same Indenture (as defined herein) which governs the Old Notes. The Old Notes and the New Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of the Notes."


    The Company will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on February 9, 1998, unless extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange by the Company. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may be waived by the Company. It is expected that the Exchange Offer will be consummated on or shortly after the Expiration Date, and therefore, none of the Notes will be entitled to the contingent increase in the interest rate provided for in the Old Notes.

    Interest on the Notes will be payable from August 1, 1997 or from the most recent Interest Payment Date to which interest has been paid. Interest on the Old Notes will be payable on February 1, 1998. Interest on the New Notes will be payable, semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 1998. The New Notes will mature on August 1, 2007, and will not be subject to redemption prior to maturity. The New Notes will not have the benefit of a sinking fund. The New Notes will be unsecured general obligations of the Company and rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. See "Description of the Notes."


                             ----------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ----------------------



                         The date of this Prospectus is January 7, 1998.

                               NOTICE TO INVESTORS

     Based on interpretations of the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by a holder thereof (other than broker-dealers, as set forth below, and any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without further registration under the Securities Act and without delivery to prospective purchasers of a prospectus pursuant to the provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of its business, is not participating and has no arrangement or understanding with any person to participate in the distribution of the New Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that such conditions have been met. See "The Exchange Offer--Procedures for Tendering." Each broker-dealer who holds Old Notes acquired for its own account as a result of market-making or other trading activities and who receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of New Notes received for such broker-dealer's own account in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. For a period of up to 90 days after the Expiration Date, the Company will make this Prospectus available to any such broker-dealer (who requests such Prospectus in the Letter of Transmittal) for use in connection with any such resale. See "Plan of Distribution."

     The Old Notes and the New Notes constitute new issues of securities with no established public trading market. The Company does not intend to apply for listing of the New Notes on any securities exchange or for inclusion of the New Notes in any automated quotation system. There can be no assurance that an active public market for the New Notes will develop or as to the liquidity of any market that may develop for the New Notes, the ability of holders to sell the New Notes, or the price at which holders would be able to sell the New Notes. The Company has been advised by the Initial Purchasers that they intend to make a market in the New Notes; however, such entities are under no obligation to do so and any market making activities with respect to the New Notes may be discontinued at any time. Future trading prices of the New Notes will depend on many factors, including among other things, prevailing interest rates, the Company's operating results and the market for similar securities.

     Any Old Notes not tendered or accepted in the Exchange Offer will remain outstanding. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Old Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders, under the Registration Rights Agreement, to provide for the registration under the Securities Act of the Old Notes. There may be no trading market for the Old Notes.

     The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                                TABLE OF CONTENTS


                                                                            Page

Notice to Investors..........................................................2
Incorporation of Certain Documents
   by Reference..............................................................3
Available Information........................................................4
Cautionary Statement for Purposes of
   the "Safe Harbor" Statement under
   the Private Securities Litigation
   Reform Act of 1995........................................................4
Summary......................................................................5
No Cash Proceeds to the Company.............................................13
Consolidated Ratio of Earnings
   to Fixed Charges.........................................................13
Recent Developments.........................................................13
The Exchange Offer..........................................................15
Selected Financial Data.....................................................23
Management's Discussion and Analysis
   of Financial Condition and Results of
   Operations...............................................................24
The Company.................................................................40
Description of the Notes....................................................43
Certain United States Income Tax
   Considerations...........................................................49
Plan of Distribution........................................................50
Validity of the New Notes...................................................50
Experts.....................................................................50


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM WARD M. MILLER, JR., ESQ., AVON PRODUCTS, INC., 1345 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10105-0196, (212) 282-5000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

     The following documents heretofore or hereafter filed by the Company (File No. 1-4881) with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Prospectus:

     (i) The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1996, filed with the Commission on March 31, 1997 (the "Annual Report");

     (ii) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997, filed with the Commission on May 13, August 13 and November 13, 1997, respectively; and

     (iii) The Company's Proxy Statement, dated March 25, 1997, filed with the Commission on March 25, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom this Prospectus is delivered, including any holder of Notes, upon written or oral request of such person to the address or telephone number listed above, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated therein by reference).

     As used herein, the terms "Prospectus" and "herein" mean this Prospectus including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information should be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of prescribed fees. In addition, such reports, proxy statements and other information should be available for inspection at the Commission's Web site, available at http://www.sec.gov. The common stock of the Company is traded on The New York Stock Exchange (AVP), and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission under the Securities Act and the rules and regulations thereunder, a Registration Statement on Form S-4 (as it may be amended, the "Registration Statement"), with respect to the New Notes issuable pursuant to the Exchange Offer. This Prospectus does not contain all of the information contained in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which reference is hereby made. Any statements contained herein or in any document incorporated by reference herein concerning the provisions of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or other document, each such statement being qualified in its entirety by such reference. The Registration Statement (and exhibits thereto) should also be available for inspection and copying at the office of the Commission and in the manner described above.

        CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" STATEMENT
           UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     Certain statements in this Prospectus which are not historical facts or information are forward-looking statements, including, but not limited to, the information set forth in "Recent Developments" herein. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievement of the Company, or industry results, to be materially different from any future results, levels of activity, performance or achievement expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the ability of the Company to implement its business strategy; the Company's access to financing and its management of foreign currency risks; the Company's ability to successfully identify new business opportunities; the Company's ability to attract and retain key executives; the Company's ability to achieve anticipated cost savings and profitability targets; changes in the industry; competition; the effect of regulatory and legal restrictions imposed by foreign governments; the effect of regulatory and legal proceedings and other factors discussed in
Item 1 of the Company's Annual Report. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievements of the Company. Neither the Company nor any other person assumes responsibility for the accuracy and completeness of these statements.

                                     SUMMARY


     The following information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus and in the Company's consolidated financial statements and notes thereto incorporated herein by reference. Certain capitalized terms used in this Prospectus Summary are defined elsewhere herein. Unless the context clearly implies otherwise, all references to the "Company" or "Avon" refer to Avon Products, Inc., a New York corporation.

                                   THE COMPANY

     The Company is one of the world's leading manufacturers and marketers of beauty and related products, which include cosmetics, fragrance and toiletries ("CFT"); gift and decorative products; apparel; and fashion jewelry and accessories. The Company commenced operations in 1886 and was incorporated in the State of New York on January 27, 1916. The Company's business is comprised of one industry segment, direct selling, with worldwide operations.

                               THE EXCHANGE OFFER

Issuer...................................   Avon  Products,  Inc. The principal  office of the Company is located at 1345 Avenue of the  Americas,  New York,  New York
                                            10105,  and its  telephone  number at that  address  is (212)
                                            282-5000.

Purpose of the Exchange Offer............   The Old Notes  were sold by the  Company on August 4, 1997 to
                                            Morgan Stanley & Co. Incorporated,  Chase Securities Inc. and
                                            J.P. Morgan Securities Inc., as the Initial Purchasers, which
                                            placed  the  Old  Notes  with   certain   institutional   and
                                            accredited investors.  In connection  therewith,  the Company executed and delivered, for the benefit of the holders of the
                                            Old Notes, the Registration Rights Agreement,  which is filed as an exhibit  to the  Registration  Statement  of which this
                                            Prospectus is a part,  providing for, among other things, the
                                            Exchange  Offer,  so that,  based on  interpretations  by the staff of the Commission set forth in no-action letters issued to third  parties,  the New Notes may be offered  for resale, resold  or  otherwise  transferred  by  the  holders  thereof without  further  registration  under the  Securities Act and without  delivery to  prospective  purchasers of a prospectus pursuant to the requirements of the Securities Act,  provided that the holder is acquiring New Notes in the ordinary course of its business,  is not participating and has no arrangement or  understanding  with  any  person  to  participate  in the distribution  of the New Notes and is not an  "affiliate"  of the  Company  within  the  meaning  of  Rule  405  under  the
                                            Securities  Act.  Each  broker-dealer  who  holds  Old  Notes acquired for its own account as a result of  market-making or other trading  activities and who receives New Notes pursuant to the  Exchange  Offer  for  its  own  account  in  exchange therefor must  acknowledge  that it will deliver a prospectus in connection with any resale of such New Notes.

                                            This  Prospectus,  as it may be amended or supplemented  from time to time,  may be used by a  broker-dealer  in connection with resales of New Notes  received in exchange for Old Notes where such Old

                                                    5




                                            Notes were acquired as a result of  market-making  activities or other trading activities. See "The Exchange Offer--Purpose of the Exchange Offer" and "Plan of Distribution." The Letter
                                            of Transmittal that  accompanies this Prospectus  states that by  so  acknowledging  and  by  delivering  a  prospectus,  a broker-dealer  will  not be  deemed  to  admit  that it is an
                                            "underwriter"  within the meaning of the Securities  Act. Any holder of Old Notes who  tenders in the  Exchange  Offer with
                                            the  intention  to   participate,   or  for  the  purpose  of
                                            participating,  in a distribution of the New Notes should not rely on the  above-referenced  position  of the  staff of the
                                            Commission  and,  in the absence of an  exemption  therefrom, would have to comply  with the  registration  and  prospectus delivery  requirements  of the  Securities  Act in connection with any  resale  transaction.  Failure  to comply  with such requirements  in such instance  could result in such holder's incurring  liability  under the  Securities Act for which the holder is not  indemnified by the Company.  See "The Exchange
                                            Offer--Resale of the New Notes."

The Exchange Offer.......................   $1,000  principal  amount of New Notes in  exchange  for each
                                            $1,000  principal  amount of Old Notes duly  tendered and not withdrawn prior to acceptance thereof. The Company will issue the New Notes to holders (who have properly  tendered and not withdrawn  their Old Notes) as promptly as practicable  after the  Expiration  Date.  As of the date hereof,  there is $100 million principal amount of Old Notes outstanding.


Expiration Date..........................   5:00 p.m.,  New York City time,  on February 9, 1998,  unless the  Exchange  Offer is  extended  by the Company in its sole discretion,  in which case the term  "Expiration  Date" means the  latest  date  and time to which  the  Exchange  Offer is
                                            extended.   See   "The   Exchange   Offer--Expiration   Date;
                                            Extensions; Amendments."


Procedures for Tendering Old Notes
      and Resale.........................   Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal,  or a facsimile  thereof (or an Agent's Message (as defined herein)
                                            in lieu thereof), have its signature guaranteed, if required, in  accordance  with the  instructions  contained  herein and therein,  and  mail  or  otherwise  deliver  such  Letter  of
                                            Transmittal,  or such facsimile,  together with the Old Notes and any other  required  documentation  to the Exchange Agent
                                            (as  defined  herein)  at its  address  set forth  herein for receipt  prior to 5:00  p.m.,  New  York  City  time,  on the
                                            Expiration  Date.  Certain  financial  institutions  may also effect  tenders of Old Notes by book-entry  transfer  through the Exchange Agent's account at DTC (as defined  herein),  in which case the  procedures  for  book-entry  transfer must be completed  prior to 5:00  p.m.,  New York City  time,  on the
                                            Expiration  Date.  See "The  Exchange  Offer--Procedures  for
                                            Tendering."  Questions  regarding  how to tender and requests for information  should be directed to the Exchange Agent. NO
                                            LETTERS OF TRANSMITTAL, CERTIFICATES

                                                                6




                                            REPRESENTING  OLD NOTES OR ANY OTHER REQUIRED  DOCUMENTATION  SHOULD BE
                                            SENT TO THE COMPANY. SUCH DOCUMENTS SHOULD BE SENT ONLY TO THE EXCHANGE
                                            AGENT.

                                            By  executing  the Letter of  Transmittal,  the  holder  will represent  to and agree with the  Company  that,  among other things,  (i) the New Notes to be  acquired  by such holder of
                                            Old Notes in  connection  with the  Exchange  Offer are being acquired  by  such  holder  in  the  ordinary  course  of its
                                            business,   (ii)   such   holder   has  no   arrangement   or
                                            understanding   with  any   person   to   participate   in  a
                                            distribution  of the New Notes,  and (iii) such holder is not an  "affiliate,"  as defined in Rule 405 under the Securities
                                            Act, of the Company.  If the holder is a  broker-dealer  that will  receive New Notes for its own  account in exchange  for
                                            Old Notes that were acquired as a result of  market-making or other  trading  activities,  such  holder will be required to acknowledge  in the Letter of  Transmittal  that such  holder will deliver a prospectus  in  connection  with any resale of
                                            such  New  Notes;   however,   by  so  acknowledging  and  by
                                            delivering  a  prospectus,  such holder will not be deemed to admit that it is an  "underwriter"  within the meaning of the
                                            Securities  Act.  See  "The  Exchange  Offer--Procedures  for
                                            Tendering."

Special Procedures for
      Beneficial Owners..................   Any  beneficial  owner whose Old Notes are  registered in the name of a broker,  dealer,  commercial bank, trust company or other  nominee and who wishes to tender  should  contact such registered  holder  promptly  and  instruct  such  registered holder to tender on such  beneficial  owner's  behalf,  or if such  beneficial  owner  wishes to tender on its own  behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes,  either make  appropriate  arrangements to register  ownership of the
                                            Old Notes in such owner's name or obtain a properly completed bond  power  from the  registered  holder.  The  transfer  of registered  ownership may take  considerable  time.  See "The
                                            Exchange Offer--Procedures for Tendering."

Guaranteed Delivery Procedures...........   Holders  of Old Notes who wish to tender  their Old Notes and whose Old Notes are not  immediately  available or who cannot deliver  their Old  Notes (or  complete  the  procedures  for book-entry transfer),  the Letter of Transmittal or any other documents  required  by  the  Letter  of  Transmittal  to the
                                            Exchange  Agent  prior to the  Expiration  Date,  must tender
                                            their  Old  Notes   according  to  the  guaranteed   delivery
                                            procedures  set  forth  in  "The  Exchange  Offer--Guaranteed
                                            Delivery Procedures."

Withdrawal Rights........................   Subject to the  conditions  set forth herein,  tenders of Old
                                            Notes may be  withdrawn  at any time prior to 5:00 p.m.,  New
                                            York City time,  on the  Expiration  Date.  See "The Exchange
                                            Offer--Withdrawal of Tenders."

                                                                7





Acceptance of Old Notes and Issuance
      of New Notes.......................   Subject to the terms and  conditions  of the Exchange  Offer, including the  reservation  (or waiver) of certain  rights by the Company, the Company will accept for exchange any and all
                                            Old Notes which are validly  tendered in the Exchange  Offer, and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration  Date.  Subject to such terms and  conditions, the Company will issue $1,000  principal  amount of New Notes in exchange for each $1,000  principal  amount of outstanding
                                            Old Notes validly  tendered and not withdrawn at the earliest practicable  date  following the  Expiration  Date.  See "The
                                            Exchange Offer--Terms of the Exchange Offer."

                                            Old Notes  initially  purchased by  "qualified  institutional buyers"  (as that  term is  defined  in Rule  144A  under the
                                            Securities  Act)  were  initially  represented  by a  single, global Note in  registered  form,  registered  in the name of
                                            Cede & Co., a nominee of The Depository  Trust  Company,  New
                                            York,  New  York  ("DTC"),  as  depository.   The  New  Notes
                                            exchanged for Old Notes  represented  by the global Note will be  represented  by a single,  global New Note in  registered form,  registered  in the name of Cede & Co., as a nominee of
                                            DTC. See "Description of the Notes--Book-Entry;  Delivery and
                                            Form."

Exchange Agent...........................   The Chase  Manhattan  Bank is serving as Exchange  Agent (the
                                            "Exchange  Agent") in connection with the Exchange Offer. The
                                            Exchange  Agent's  telephone  number is (212)  946-3083.  The
                                            Exchange Agent also serves as trustee under the Indenture (as defined herein).

Certain Federal Income Tax
      Consequences of the Exchange
      Offer..............................   Generally,  for Federal  income tax purposes,  holders of the
                                            Old  Notes  will  not  recognize  any  gain or loss  upon the receipt of the New Notes pursuant to the Exchange Offer.  See
                                            "The  Exchange   Offer--Certain   United  States  Income  Tax
                                            Consequences."

Effect on Holders of Old Notes...........   As a result of the  making of the  Exchange  Offer,  and upon acceptance  for  exchange of all validly  tendered  Old Notes pursuant to the terms of the Exchange Offer, the Company will have  fulfilled  a  covenant  contained  in the  Registration
                                            Rights  Agreement  and,  accordingly,  the holders of the Old
                                            Notes will have no further registration or other rights under the Registration  Rights  Agreement. Holders of the Old Notes
                                            who do not tender their Old Notes in the Exchange  Offer will continue  to hold such Old Notes and will be  entitled to all
                                            the   rights  and   limitations   applicable   thereto.   All
                                            untendered,  and  tendered  but  unaccepted,  Old Notes  will continue  to be  subject  to  the  restrictions  on  transfer provided for in the  Indenture  and all  registration  rights under  the  Registration  Rights  Agreement  accorded  to the holders  thereof  will  terminate  upon  consummation  of the
                                            Exchange Offer. To the extent that Old

                                                                8





                                            Notes are tendered and  accepted in the Exchange  Offer,  the trading market,  if any, for the Old Notes could be adversely affected.  The  holders of the New Notes will not be entitled to any  exchange or  registration  rights with respect to the
                                            New Notes.  See "The Exchange  Offer--Termination  of Certain
                                            Rights."

Failure to Exchange Old Notes............   The New Notes will be issued in  exchange  for Old Notes only after timely receipt by the Exchange Agent of such Old Notes, a properly  completed and duly executed Letter of Transmittal and all other required documentation or an Agent's Message in lieu  thereof.  Therefore,  holders of Old Notes  desiring to tender such Old Notes in exchange  for New Notes should allow sufficient  time  to  ensure  timely  delivery.  Neither  the
                                            Exchange  Agent  nor the  Company  is under  any duty to give notification  of defects or  irregularities  with  respect to tenders  of Old Notes for  exchange.  Old Notes  that are not tendered or are  tendered but not  accepted  will,  following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of  participating  in a  distribution  of the New
                                            Notes will be required to comply  with the  registration  and prospectus  delivery  requirements  of the  Securities Act in connection with any resale  transaction.  Each  broker-dealer who holds Old Notes  acquired for its own account as a result of market-making or other trading activities and who receives
                                            New Notes for its own account in exchange  for such Old Notes pursuant to the Exchange Offer must  acknowledge that it will deliver a prospectus  in  connection  with any resale of such
                                            New Notes.  To the  extent  that Old Notes are  tendered  and accepted  in the  Exchange  Offer,  the  trading  market  for untendered  and  tendered but  unaccepted  Old Notes could be adversely  affected due to the limited amount, or "float," of the  Old  Notes  that  are  expected  to  remain  outstanding following the Exchange Offer. Generally, a lower "float" of a security  could  result  in  less  demand  to  purchase  such security  and could,  therefore,  result in lower  prices for such  security.  For the same  reason,  to the extent  that a large  amount of Old Notes are not  tendered or are  tendered and not accepted in the Exchange  Offer,  the trading  market for the New Notes could be adversely  affected.  See "Plan of
                                            Distribution" and "The Exchange Offer."

                                            Holders of Old Notes who do not exchange  their Old Notes for
                                            New Notes  pursuant to the Exchange Offer will continue to be subject to the  restrictions on transfer of such Old Notes as set  forth in the  legend  thereon  as a  consequence  of the issuance of the Old Notes pursuant to exemptions  from, or in transactions not subject to, the registration requirements of the Securities Act and applicable  state  securities laws. In general,  the Old Notes may not be  offered  or sold,  unless registered  under the  Securities  Act and  applicable  state securities  laws,  or  pursuant  to an  exemption  therefrom.
                                            Except

                                                                9




                                            under  certain  limited  circumstances,  the Company does not intend to register  the Old Notes under the  Securities  Act.
                                            See  "The   Exchange   Offer--Consequences   of   Failure  to
                                            Exchange."

Use of Proceeds..........................   The Company will not receive any  proceeds  from the issuance of the New Notes and has agreed to bear the  expenses  of the
                                            Exchange Offer. See "Use of Proceeds."

                               TERMS OF THE NOTES

    The Exchange Offer applies to the $100,000,000 aggregate principal amount of Old Notes outstanding as of the date hereof. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that the New Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and holders of the New Notes will not be entitled to any of the registration rights of holders of the Old Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. In addition, the New Notes may be issued in minimum denominations of $1,000. The New Notes will evidence the same indebtedness as the Old Notes (which they replace) and will be issued under, and will be entitled to the benefits of, the same Indenture under which the Old Notes were issued. See "Description of the Notes."

Principal Amount Outstanding.............   $100,000,000  aggregate principal amount of Old Notes and New
                                            Notes.

Maturity Date............................   August 1, 2007.

Interest Rate............................   6.55% per annum.


Interest Payment Dates...................   February 1 and August 1 of each  year,  commencing  August 1,
                                            1998.  Interest  on the New Notes will  accrue  from the most recent date to which  interest has been paid on the Old Notes or, if no interest  has been paid,  from August 1, 1997.  The interest  on the Old Notes  will be payable  on  February  1,
                                            1998.


Redemption...............................   The Notes are not redeemable prior to Maturity.

Ranking..................................   The Notes are unsecured senior obligations of the Company and rank pari passu with all other  unsecured and  unsubordinated indebtedness of the Company.

Certain Covenants........................   The  indenture,  dated as of August  1,  1997,  between  Avon
                                            Products,  Inc., as Issuer,  and The Chase Manhattan Bank, as
                                            Trustee,  governing the Notes (as amended,  the  "Indenture")
                                            contains  covenants  that,  among  other  things,  limit  the ability  of the  Company to create  liens,  engage in certain
                                            sale/leaseback   transactions   and  merge,   consolidate  or
                                            transfer substantially all of its assets.

Absence of Market for
      the New Notes......................   The New Notes are new securities for which there is currently no market.  The Company  does not intend to apply for listing of the New Notes on any securities  exchange or for inclusion of the New  Notes  in any  automated  quotation  system.  The
                                            Company has been  advised by each of the  Initial  Purchasers that, subject to applicable

                                                              10






                                            laws and regulations,  it currently  intends to make a market in the New Notes.  However,  there can be no  assurance as to the development or liquidity of any market for the New Notes.
                                            If a market for the New Notes were to develop,  the New Notes could  trade at prices that may be higher or lower than their principal  amount  depending  upon  many  factors,  including prevailing  interest rates, the Company's  operating  results and the markets for similar securities.

                                          SUMMARY FINANCIAL DATA

    The following table sets forth selected financial data relating to the Company and its consolidated subsidiaries. The summary financial data relating to each of the years in the five-year period ended December 31, 1996 were derived from the Company's audited consolidated financial statements for such years. The summary financial data for the nine-month periods ended September 30, 1997 and 1996 were derived from the Company's unaudited consolidated interim financial statements for such periods. The Summary Financial Data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Comparison of the nine months ended September 30, 1997 with the nine months ended September 30, 1996" and "--Comparison of the year ended December 31, 1996 with the year ended December 31, 1995."



                                           NINE MONTHS
                                              ENDED
                                          SEPTEMBER 30,                          YEARS ENDED DECEMBER 31,
                                      --------------------     --------------------------------------------------------------
                                        1997         1996         1996         1995         1994          1993         1992
                                      -------     --------     ---------     --------     --------     ---------     --------

OPERATING DATA:                                                ($ in millions, except ratios)
Net sales......................       $3,562        $3,322       $4,814       $4,492       $4,267        $3,844       $3,661
Income from continuing
    operations before income
    taxes, minority interest and
    accounting changes.........          321           297          510          465          434           395          290
Net income.....................          205           186          318          257          196           132          175

BALANCE SHEET DATA (AT PERIOD END):
Total assets...................       $2,406        $2,215       $2,222       $2,053       $1,978        $1,919       $1,693
Total debt.....................          460           454          202          162          178           194          215
Other financing(1).............           59            --           --           --           --            --           --
Total stockholders' equity.....          227           143          242          193          186           314          311

OTHER DATA:
EBITDA(2)......................        403.8         376.3        614.9        564.6        540.3         497.0        486.4
Capital expenditures...........        111.0          62.6        103.6         72.7         99.9          58.1         62.7
Ratio of total debt and other
    financing to EBITDA........         1.3x          1.2x         0.3x         0.3x         0.3x          0.4x         0.4x
Ratio of EBITDA to interest
    expense....................        12.8x         12.2x        15.4x        13.7x        10.6x         11.0x        11.1x
Ratio of earnings to fixed
    charges(3).................         7.0x          6.6x         8.3x         7.9x         6.2x          6.1x         6.2x


---------------------------


(1) "Other financing" is included in other non-current liabilities on the Consolidated Balance Sheet of the Company at September 30, 1997.

(2) EBITDA represents income from continuing operations before income taxes, interest expense, depreciation and amortization. EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur debt. However, EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.

(3) The ratio of earnings to fixed charges has been determined by dividing fixed charges into earnings. Earnings consist of income from continuing operations before income taxes and extraordinary items, plus minority interests, plus interest expense and amortization of debt discount, fees and expenses, plus one-third of rentals. Fixed charges consist of interest expense and amortization of debt discount, fees and expenses and one-third of rentals.

                        NO CASH PROCEEDS TO THE COMPANY

    This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the New Notes offered hereby and has agreed to pay the expenses of the Exchange Offer. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive, in exchange, Old Notes in like principal amount. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer." The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the outstanding debt of the Company.

                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the years and periods indicated:


                                           NINE MONTHS
                                              ENDED
                                          SEPTEMBER 30,                          YEARS ENDED DECEMBER 31,
                                      --------------------     --------------------------------------------------------------
                                        1997         1996         1996         1995         1994          1993         1992
                                      -------     --------     ---------     --------     --------     ---------     --------

Consolidated Ratio of Earnings
           to Fixed Charges...........  7.0          6.6          8.3           7.9          6.2          6.1           6.2



    For purposes of this computation, earnings consist of income from continuing operations before income taxes and extraordinary items, plus minority interests, plus interest expense and amortization of debt discount, fees and expenses, plus one-third of rentals. Fixed charges consist of interest expense and amortization of debt discount, fees and expenses and one-third of rentals.


                               RECENT DEVELOPMENTS

    On October 23, 1997, the Company announced that it has raised its long-term growth targets for sales and earnings and that it expects to record special charges in connection with a major re-engineering program. Commencing in 1998, the long-term target for sales growth has been raised to 8-10% compounded annually, and its target for net income-per-share growth has been raised to 16-18% annually. Previously, the Company targeted long-term sales growth of 6-8% and long-term net income-per-share growth of 13-15%. The higher targets come largely as a result of initiatives currently underway and others under review intended to reduce costs by up to $400.0 million a year by 2000, with $200.0 million of the savings being reinvested concurrently in advertising and marketing programs to boost sales. Avon expects to record special charges totaling $150.0-$200.0 million pretax to cover one-time costs associated with the re-engineering program. Approximately half the charges are expected to be recorded in the first quarter of 1998, with the balance to be recorded in early 1999. Approximately $50.0 million of the charges will be cash related.


    On November 17, 1997, Avon announced that it expects its earnings per share in the fourth quarter of 1997 to be below the current range of Wall Street analyst estimates of $1.10 to $1.15 per share. The

Company's current estimate for 1997'S fourth quarter earnings is in the range of $1.00 to $1.05 per share. In 1996, Avon earned $132 million or $.99 per share in the fourth quarter. Avon's 1997 earnings estimate includes the benefit of a recent favorable settlement of a V.A.T. tax claim equal to approximately $17 million after taxes or about $.13 per share. For the first nine months of 1997, Avon earned $1.55 per share, up 12% from the comparable 1996 period. Although the Company expects its sales and earnings to increase in 1997 over 1996 levels, it believes that its fourth quarter profits will be negatively affected by results in several markets, including Brazil, the U.S., China and Japan. The Company remains committed to its 16-18% long-term growth target for earnings per share, commencing in 1998. In addition to further weakness in Japan, tighter regulatory requirements on direct selling companies in China slowed sales growth in the fourth quarter significantly there. In Brazil, aggressive marketing initiatives are not generating the expected sales increases in the fourth quarter, due in part to consumer reaction to growing economic concerns. However, Avon Brazil should show strong year-over-year gains beginning in the first quarter of 1998. Avon's results in the U.S. for the fourth quarter will be below earlier expectations. Current sales trends and other business indicators in the U.S. are positive, but not sufficient to offset earlier weakness in the quarter.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The Old Notes were sold by the Company on August 4, 1997 (the "Issue Date") to the Initial Purchasers pursuant to a Purchase Agreement, dated July 30, 1997, between the Company and the Initial Purchasers (the "Purchase Agreement"). The Initial Purchasers subsequently sold the Old Notes to "qualified institutional buyers", as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A. As a condition to the initial sale of the Old Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company agreed that it would (i) use its reasonable best efforts to file with the Commission within 150 days after the Issue Date a registration statement under the Securities Act with respect to the New Notes and (ii) use its reasonable best efforts to cause such Registration Statement to become effective under the Securities Act within 180 days after the Issue Date. The Company agreed to issue and exchange New Notes for all Old Notes validly tendered and not withdrawn before the expiration of the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to the Expiration Date.

    The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date. Old Notes may be tendered in the principal amount of $100,000 and integral multiples of $1,000 in excess thereof, provided that if fewer than all of the Old Notes of a holder are tendered for exchange, the untendered principal amount of the holder's remaining Old Notes must be $100,000 or any integral multiple of $1,000 in excess thereof.

    The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof and (ii) holders of the New Notes will not be entitled to any of the registration rights of holders of Old Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The New Notes will evidence the same indebtedness as the Old Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Old Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.


    As of the date of this Prospectus, $100,000,000 in aggregate principal amount of the Old Notes is outstanding, all of which is registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, the Company has fixed the close of business on December 22, 1997 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. There will be no fixed record date for determining holders of the Old Notes entitled to participate in the Exchange Offer.


    Holders of the Old Notes do not have any appraisal or dissenters' rights under the Business Corporation Law of the State of New York or the Indenture in connection with the Exchange Offer. The

Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act and the rules and regulations of the Commission thereunder.

    The Company shall be deemed to have accepted validly tendered Old Notes when, and if, the Company has given oral or written notice thereof to The Chase Manhattan Bank (the "Exchange Agent"). The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving the New Notes from the Company.

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "The Exchange Offer--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on February 9, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


    If the Company determines to extend the Exchange Offer, the Company will, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, (i) notify the Exchange Agent of any extension by oral or written notice and (ii) issue a press release or other public announcement which shall include disclosure of the approximate number of Old Notes deposited to date.

    The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer or (iii) if, in the opinion of counsel for the Company, the consummation of the Exchange Offer would violate any applicable law, rule or regulation or any applicable interpretation of the staff of the Commission, to terminate or amend the Exchange Offer by giving oral or written notice of such delay, extension, termination or amendment to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a press release or other public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

    Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

    The New Notes will accrue interest at the rate of 6.55% per annum from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from August 1, 1997, payable semi-annually in arrears on February 1 and August 1 of each year, commencing February 1, 1998.

RESALE OF THE NEW NOTES

    With respect to the New Notes, based upon interpretations by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder who exchanges Old Notes for New Notes in the ordinary course of business, who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate in a distribution of the New Notes, and who is not an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act, will be allowed to resell New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enumerated in such no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any New Notes received in exchange for Old Notes acquired by such broker-dealer as a result of market-making or other trading activities. The Company will make this Prospectus, as it may be amended or supplemented from time to time, available to any such broker-dealer that requests copies of such Prospectus in the Letter of Transmittal for use in connection with any such resale for a period of up to 90 days after the Expiration Date. See "Plan of Distribution."

PROCEDURES FOR TENDERING

    To tender in the Exchange Offer, a holder of Old Notes must either (i) complete, sign and date the Letter of Transmittal or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent, or (ii) if such Old Notes are tendered pursuant to the procedures for book-entry transfer set forth below, a holder tendering Old Notes may transmit an Agent's Message (as defined herein) to the Exchange Agent in lieu of the Letter of Transmittal, in either case for receipt on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, along with the Letter of Transmittal or an Agent's Message, as the case may be, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted to the Exchange Agent's account at DTC and received by the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that such account has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce the Letter of Transmittal against such participant. To be tendered effectively, the Letter of Transmittal and other required documents, or an Agent's Message in lieu thereof, must be received by the Exchange Agent at the address set forth below under "The Exchange Offer--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

    The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND THE LETTER OF TRANSMITTAL OR ANY OLD NOTES TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner(s) of the Old Notes whose Old Notes are held through a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such intermediary promptly and instruct such intermediary to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "The Exchange Offer--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instruction" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" (within the meaning of Rule 17Ad-15 under the Exchange
Act) which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder exactly as such registered holder's name appears on such Old Notes.


    In connection with any tender of Old Notes in definitive certificated form, if the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.


    The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program to tender Old Notes.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered and any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities in connection with tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

    While the Company has no present plan to acquire any Old Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Old Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    By tendering Old Notes pursuant to the Exchange Offer, each holder of Old Notes will represent to the Company that, among other things, (i) the New Notes to be acquired by such holder of Old Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes, (iii) such holder acknowledges and agrees that any person who is participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of New Notes obtained by such holder in exchange for Old Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate", as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive New Notes for such holder's own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF OLD NOTES

    In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of Old Notes or a timely Book-Entry Conformation of such Old Notes into the Exchange Agent's account at DTC, a properly completed and duly executed Letter of Transmittal and all other required documents, or an Agent's Message in lieu thereof. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or otherwise non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, such Old Notes will be credited to an account maintained with
DTC) as promptly as practicable.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, or an Agent's Message in lieu of a Letter of Transmittal, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "The Exchange Offer--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes (or complete the procedures for book-entry transfer), the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution (by facsimile transmission, mail or hand delivery) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company setting forth the name and address of the holder, the certificate number(s) of such Old Notes (if applicable) and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal, or a facsimile thereof (or an Agent's Message in lieu thereof), together with the certificate(s) representing the Old Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly executed Letter of Transmittal, or facsimile thereof (or an Agent's Message in lieu thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

    Upon request to the Exchange Agent, a form of Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn, (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers, if applicable, and principal amount of such Old Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees). If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly re-tendered. Properly withdrawn Old Notes may be re-tendered by following one of the procedures described above under "The Exchange Offer--Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION OF CERTAIN RIGHTS

    All registration rights under the Registration Rights Agreement accorded to holders of the Old Notes (and all rights to receive additional interest in the event of a Registration Default as defined therein) will terminate upon consummation of the Exchange Offer. However, for a period of up to 90 days after the Registration Statement is declared effective, the Company will keep the Registration Statement effective and provide copies of the latest version of the Prospectus to any broker-dealer that requests copies of such Prospectus in the Letter of Transmittal for use in connection with any resale by such broker-dealer of New Notes received for its own account pursuant to the Exchange Offer in exchange for Old Notes acquired for its own account as a result of market-making or other trading activities.

EXCHANGE AGENT

    The Chase Manhattan Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

 By Mail or Hand/Overnight Delivery:                   By Facsimile:


The Chase Manhattan Bank                               (212) 946-8161
450 West 33rd Street, 15th Floor
New York, NY 10001                                     Confirm by Telephone:

Attn.: Global Trust Services,                          (212) 946-3083
          Kathleen Perry


The Chase Manhattan Bank also serves as Trustee under the Indenture.

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, facsimile transmission, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The expenses to be incurred in connection with the Exchange Offer, including registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees, and printing costs, will be paid by the Company.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURE TO EXCHANGE

    Participation in the Exchange Offer is voluntary. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

    Old Notes that are not exchanged for the New Notes pursuant to the Exchange Offer will remain "restricted securities" within the meaning of Rule 144(a)(3)(iv) under the Securities Act. Accordingly, such Old Notes may not be offered, sold, pledged or otherwise transferred except (i) to a person whom the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iv) pursuant to an effective registration statement under the Securities Act or (v) pursuant to another available exemption from the registration requirements of the Securities Act, and, in each case, in accordance with all other applicable securities laws.

ACCOUNTING TREATMENT

    For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Notes.

                             SELECTED FINANCIAL DATA

    The following table sets forth selected financial data relating to the Company and its consolidated subsidiaries. The selected financial data relating to each of the years in the five-year period ended December 31, 1996 were derived from the Company's audited consolidated financial statements for such years. The selected financial data for the nine-month periods ended September 30, 1997 and 1996 were derived from the Company's unaudited consolidated interim financial statements for such periods. The Selected Financial Data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Comparison of the nine months ended September 30, 1997 with the nine months ended September 30, 1996" and "--Comparison of the year ended December 31, 1996 with the year ended December 31, 1995."


                                           NINE MONTHS
                                              ENDED
                                          SEPTEMBER 30,                          YEARS ENDED DECEMBER 31,
                                      --------------------     --------------------------------------------------------------
                                        1997         1996         1996         1995         1994          1993         1992
                                      -------     --------     ---------     --------     --------     ---------     --------

OPERATING DATA:                                                ($ in millions, except ratios)
Net sales......................       $3,562        $3,322       $4,814       $4,492       $4,267        $3,844       $3,661
Income from continuing
    operations before income
    taxes, minority interest and
    accounting changes.........          321           297          510          465          434           395          290
Net income.....................          205           186          318          257          196           132          175


BALANCE SHEET DATA (AT PERIOD
END):
Total assets...................       $2,406        $2,215       $2,222       $2,053       $1,978        $1,919       $1,693
Total debt.....................          460           454          202          162          178           194          215
Other financing(1).............           59            --           --           --           --            --           --
Total stockholders' equity.....          227           143          242          193          186           314          311


OTHER DATA:
EBITDA(2)......................        403.8         376.3        614.9        564.6        540.3         497.0        486.4
Capital expenditures...........        111.0          62.6        103.6         72.7         99.9          58.1         62.7
Ratio of total debt and other
     financing to EBITDA.......         1.3x          1.2x         0.3x         0.3x         0.3x          0.4x         0.4x
Ratio of EBITDA to interest
    expense....................        12.8x         12.2x        15.4x        13.7x        10.6x         11.0x        11.1x
Ratio of earnings to fixed
    charges(3).................         7.0x          6.6x         8.3x         7.9x         6.2x          6.1x         6.2x

---------------------------

(1) "Other financing" is included in other non-current liabilities on the Consolidated Balance Sheet of the Company at September 30, 1997.

(2) EBITDA represents income from continuing operations before income taxes, interest expense, depreciation and amortization. EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur debt. However, EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.


                                       23




(3) The ratio of earnings to fixed charges has been determined by dividing fixed charges into earnings. Earnings consist of income from continuing operations before income taxes and extraordinary items, plus minority interests, plus interest expense and amortization of debt discount, fees and expenses, plus one-third of rentals. Fixed charges consist of interest expense and amortization of debt discount, fees and expenses and one-third of rentals.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

COMPARISON OF THE THREE MONTHS ENDED SEPTEMBER 30, 1997 WITH THE THREE MONTHS ENDED SEPTEMBER 30, 1996

    Consolidated

    Avon's net income for the three months ended September 30, 1997 of $68.6 million, or $.52 per share, increased 10% and 11%, respectively, from net income of $62.5 million, or $.47 per share, in the comparable period of 1996. Pretax income of $107.9 million increased 9% due to higher sales and an improved expense ratio. These favorable results were partially offset by a decline in the gross margin, unfavorable net interest and unfavorable net foreign exchange in 1997. Net income was also affected by favorable minority interest due mainly to the results in China and a higher effective tax rate. The higher effective tax rate (37.0% versus 36.5% in 1996) resulted primarily from the mix of earnings and tax rates of international subsidiaries.

    Consolidated net sales for the three months ended September 30, 1997 of $1,249.4 million increased $72.1 million, or 6%, over the comparable period of the prior year. The increase in sales was due to an 8% increase in international and a 3% increase in U.S. sales which includes the results of Discovery Toys, Inc. The international sales improvement resulted from strong growth in the Americas, most significantly in Mexico and Argentina. Sales continued to grow significantly in the United Kingdom, Russia and Taiwan. These improvements were partially offset by sales declines in Germany and Brazil. Excluding the effect of foreign currency exchange, consolidated net sales rose 10% over the comparable period of the prior year.

    Cost of sales as a percentage of sales was 41.4% in the third quarter of 1997 compared to 40.3% in the third quarter of 1996. The decline in the gross margin resulted from lower margins in Japan due to an aggressive pricing strategy and in Brazil reflecting a continued consumer shift towards lower-priced products as well as actions taken to reduce inventory levels. In addition, the gross margin in the U.S. declined due to investments in strategic pricing initiatives to drive customer sales. These declines were partially offset by a margin improvement in the United Kingdom due to a shift in sales mix to higher-margin items.

    Marketing, distribution and administrative expenses of $614.7 million increased $17.1 million, or 3%, over the comparable period of 1996, but decreased as a percentage of sales to 49.2% from 50.8% in 1996. The increase in operating expenses was primarily in markets which have experienced strong sales growth, including Mexico, Taiwan, Russia, Argentina and the United Kingdom. These increases were partially offset by lower expenses in Brazil reflecting reduced advertising expenses and in Germany and Japan due to the impact of a stronger U.S. dollar in 1997. The decrease in the expense ratio was due to improvements throughout Europe due to continued fixed expense reduction efforts, in Mexico resulting from dramatic sales growth and in Japan due to reduced distribution expenses and more efficient order entry processes. These improvements were partially offset by higher expense ratios in Germany reflecting the sales decline and in Venezuela due to increased marketing and distribution expenses.


    Interest expense of $11.2 million increased $.3 million over the comparable period of the prior year primarily due to increased average working capital borrowings in 1997.

    Interest income decreased $.9 million versus the comparable period of the prior year primarily due to lower interest rates in Brazil.

    Other (income) expense, net, was $2.4 million unfavorable, representing an expense of $.8 million in 1997 compared to income of $1.6 million in 1996, primarily due to unfavorable net foreign exchange.

    U.S.

    Net sales increased 3% while pretax income declined 8% in the third quarter of 1997 compared with the third quarter of 1996. Excluding the results of Discovery Toys, which was acquired in early 1997, sales were up 1% and pretax income decreased 3%. The 1% sales increase reflected a 4% increase in the average order size partially offset by a 3% decline in the number of Representative orders. The sales improvement resulted primarily from growth in the cosmetics, fragrance and toiletries category ("CFT"), with a significant increase in personal care products resulting from the introduction of Avon
Techniques, a hair care line, and continued success of the specialty bath segment. In the non-CFT categories, apparel sales grew due to the success of children's back to school, novelty apparel and casual clothing lines. These improvements were almost completely offset by a decline in the gift and decorative category attributable to the phenomenal success of the 1996 Winter Velvet Barbie. Pretax income decreased 3%, excluding the results of Discovery Toys, due primarily to a decline in the gross margin. The gross margin decline resulted from strategic price investments in CFT products aimed at energizing customer sales.

    International

    Net sales increased 8%, or 14% excluding the effect of foreign currency exchange, over the comparable period of 1996 and pretax income increased 21%. The sales increase reflects improvements in all regions, primarily in the Americas. Sales growth in the Americas was driven by significant improvements in Mexico, strong unit growth in Argentina, and to a lesser extent, in Chile and Central America and an increased average order size in Venezuela. Mexico's continued sales growth reflected double-digit increases in the number of orders, average order size and active Representatives primarily due to customer growth initiatives. These initiatives included incentive programs focused on retention, sampling concentrated on breakthrough products, advertising and an emphasis on market penetration in metropolitan areas. Sales in the Pacific region were up due to strong unit growth in Taiwan, Australia, and the Philippines. Taiwan's sales performance was the strongest in the region driven by a higher number of active Representatives and the successful launch of Lighten Up Undereye Treatment. The sales improvement in Europe reflected strong growth in the United Kingdom driven by increases in the average order size and number of orders as well as a favorable exchange rate impact. In addition, the sales growth in the United Kingdom is attributable to an ongoing focus on improving market share through brand and image enhancement. Sales grew in Russia due to exceptional growth in the number of units and Representatives.

    These higher sales were partially offset by declines in Germany and Brazil and, to a lesser extent in Thailand. The sales decline in Germany resulted from an unfavorable exchange impact of a stronger U.S. dollar in 1997 and a continued weak economic environment which resulted in lower consumer spending and higher unemployment. Consumers in Brazil continued to experience a tightening of credit which has limited their purchasing ability. The sales decrease in Thailand resulted from unit declines primarily due to a weakening economic condition. To grow sales, new achievement programs in Brazil and the party plan concept in Germany were implemented.


    The 21% increase in pretax income reflected improvements in Argentina, Mexico, the United Kingdom, and to a lesser extent, the Philippines. The increase in Argentina was primarily due to the sales growth and an improvement in the operating expense ratio resulting from lower distribution costs per order as well as reduced incentive programs in 1997. Higher pretax results in Mexico, the United Kingdom and Philippines were primarily driven by increased sales. These favorable results were partially offset by lower pretax income in Japan due to a significant gross margin decline resulting from strategic pricing programs as well as a shift in sales mix to lower margin non-CFT items. The competitive environment remains intense in Japan with the continued relaxation of import restrictions and the resulting accelerated growth in discount outlets. As a result, prices were adjusted earlier in 1997 to make products more competitive in the marketplace. Several new programs were introduced in 1997 including the multiple order system which allows Representatives to place orders more frequently. Efforts have also been focused on improving access, and innovative recruiting programs have been launched to increase market penetration. Consequently, customers served in Japan grew 58% and active Representatives grew 46% over the comparable period of the prior year. Pretax results were also lower in Germany primarily due to lower sales and in China due to a current government licensing revalidation process of all direct selling companies, which has delayed the Company's branch expansion in China.


    Several currencies in the Pacific Rim devalued significantly since the end of the second quarter of 1997. The Thailand baht devalued by 28%, the Philippine peso by 22% and the Malaysian ringgit and Indonesian rupiah each devalued by 19%. These devaluations lowered pretax income by approximately $4.0 million in the third quarter of 1997. In response to this situation, several actions have been taken by local management including cost negotiations with vendors, identification of expense reductions and a focus on growing the Representative base. In terms of size, these markets represented approximately 5% of Avon's consolidated net sales in 1996.

    Brazil, previously designated as a country with a highly inflationary economy, was converted to non-hyperinflationary status, effective July 1, 1997, due to the reduced cumulative inflation rate over the past three years. The effect of the change is not considered significant to the Company's consolidated financial statements.

COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 1997 WITH THE NINE MONTHS ENDED SEPTEMBER 30, 1996

    Consolidated

    Avon's net income for the nine months ended September 30, 1997 of $205.1 million, or $1.55 per share, increased 10% and 12%, respectively, compared to net income of $185.9 million, or $1.39 per share, in the comparable period of 1996. Pretax income of $321.4 million increased 8% due to higher sales, an improved expense ratio and favorable net foreign exchange in 1997. These increases were partially offset by a decline in the gross margin and unfavorable net interest in 1997. Net income of $205.1 million was impacted by a lower effective tax rate (37.0% versus 37.5% in 1996) due primarily to the mix of earnings and tax rates of international subsidiaries. In addition, the increase in net income reflects a favorable minority interest impact due mainly to the results in Japan and China. Income per share of $1.55 was favorably impacted by the lower average shares outstanding in 1997 compared to 1996 due to continued stock repurchases.

Consolidated net sales for the nine months ended September 30, 1997 of $3,562.0 million increased $239.9 million, or 7%, over the comparable period of the prior year. The higher sales was due to a 10% increase in international and a 2% increase in U.S. sales which includes the results of Discovery Toys. The international sales improvement resulted from strong growth in most markets, most significantly in Mexico, the United Kingdom, Argentina, the Pacific Rim and Russia. Sales growth in Chile, Venezuela, Central America and Poland also contributed to the improvement. These improvements were partially offset by sales declines in Brazil and Germany. Excluding the impact of foreign currency exchange, consolidated net sales rose 11% over the comparable period of the prior year.

    Cost of sales as a percentage of sales was 40.3% compared to 39.5% in 1996. The higher cost ratio was primarily due to gross margin declines in Brazil reflecting actions taken to reduce inventory levels and in Japan due to sales of lower priced items and price reductions taken in the CFT category. These declines were partially offset by margin improvements in Venezuela and the United Kingdom due to a shift in sales mix to higher-margin items.

    Marketing, distribution and administrative expenses of $1,779.5 million increased $94.9 million, or 6%, over the comparable period of 1996, but decreased as a percentage of sales to 50.0% from 50.7% in 1996. The increase in operating expenses was primarily in markets which have experienced strong sales growth, including Mexico, the Pacific Rim, the United Kingdom, Venezuela and Russia. These increases were partially offset by lower expenses in Germany due to the impact of a stronger U.S. dollar in 1997 as well as a continued focus on fixed expense reductions. The decrease in the expense ratio was due to improvements throughout Europe due to ongoing fixed expense reduction efforts and in Mexico due to dramatic sales growth. These improvements were partially offset by higher expense ratios in Brazil and Germany due to the sales decline despite lower expenses discussed above.

    Interest expense increased $.7 million versus the comparable period of 1996 primarily due to higher overall debt levels partially offset by lower interest rates in Brazil.

    Interest income decreased $3.1 million from the comparable period of 1996 primarily due to lower interest rates in Brazil.


    Other expense, net, of $2.4 million was $4.2 million favorable to the comparable period of the prior year primarily due to net foreign exchange.


    U.S.


    Net sales increased 2% while pretax income decreased 4% in the first nine months of 1997. Excluding the results of Discovery Toys, sales were up 1% and pretax income was level with the prior year. A 4% increase in the average order size partially offset by a 3% decrease in the number of Representative orders resulted in the sales increase. Units sold increased 5%. The sales improvement resulted from increases in the CFT category partially offset by declines in apparel and fashion jewelry and accessory categories. The launch of Anew Retinol Recovery Complex and Avon Techniques hair care line and the first quarter 1997 product introductions in the specialty bath segment drove the growth in the CFT category. In addition, the launch of the renovated Anew line earlier in the year contributed to higher CFT sales in 1997. The decrease in apparel sales was due to the success of the Olympic games collection in 1996 and lower sales of demonstration products in the first two quarters of 1997. Sales of fashion jewelry and accessories decreased primarily due to lower first quarter sales which were impacted by the demonstration product pricing policy change made earlier in 1997.


    Pretax income was level with the comparable period of the prior year excluding the results of Discovery Toys. The increase in sales was completely offset by higher expenses and a slight decline in the gross margin. The higher expense level was primarily driven by strategic investments including advertising and promotional support for new products, costs associated with the centralization of the returned goods and call center operations and increased field incentives designed to drive sales. Discovery Toys had a negative impact on pretax income due to the seasonal nature of the business.

    International

    Net sales increased 10% over the comparable period of 1996 and pretax income increased 14%. The sales increase reflects improvements in all regions. Sales growth in the Americas was highlighted by significant growth in Mexico and strong unit increases in Argentina, Chile and Central America. Sales grew in Venezuela due to a higher average order size in 1997. The sales increase in the Pacific region was due to strong unit growth in almost every market in the Pacific Rim, primarily in Taiwan, the Philippines, and China. An increased average order size and unit growth in the United Kingdom and a dramatic increase in the number of units and active Representatives in Russia and Poland contributed to the increase in Europe. These improvements were partially offset by significant declines in Germany due to ongoing economic weakness and a negative currency impact and in Brazil resulting from a weak consumer economy. Excluding the impact of foreign currency exchange, international sales rose 16% over the comparable period of 1996.

    The 14% increase in pretax income reflected increases in the Americas and Europe regions. The most significant contributor in the Americas was Mexico due to the strong sales improvement. The increase in Europe reflected the sales increase and improved expense ratios throughout the region due to the continued effect of fixed expense reduction efforts. Pretax income was higher in the Philippines due to the sales increase. These favorable results were partially offset by decreases in Brazil, and, to a lesser extent, in Japan. Pretax income in Brazil was affected by a continued tightening in consumer spending and margin investments relating to inventory reduction programs. The decline in Japan was due to lower sales and a deterioration in the gross margin resulting from an aggressive pricing strategy.

LIQUIDITY AND CAPITAL RESOURCES

    Cash Flows

    Excluding changes in debt, there was a net decrease in cash of $360.7 million in the first nine months of 1997 compared with $376.0 million in the comparable period of 1996. The Company received net proceeds of approximately $58.6 million under a securities lending transaction which was used to repay commercial paper borrowings and is included in the cash flows as other financing activities, see "--Capital Resources." Excluding debt and the other financing activities, there was a net increase in cash usage of $43.3 million. This
variance  primarily  reflects  increased  capital  expenditures   including  the
relocation of the global and U.S. office facilities, conclusion of the three-year long-term incentive plan which resulted in a cash payment during the first quarter of 1997, as well as a higher working capital usage level principally due to accounts payable and accrued expenses. These items were partially offset by the impact of discontinued operations reflected in 1996, lower repurchases of common stock and higher net income in 1997.

    For the first nine months of 1997, the Company purchased approximately 1.5 million shares of common stock for $90.0 million compared with $124.4 million spent for the repurchase of approximately 2.9 million shares during the comparable period in 1996.

    Capital Resources

    Total debt increased $258.8 million to $460.4 million at September 30, 1997 from total debt of $201.6 million at December 31, 1996, principally due to the working capital requirements mentioned above as well as the seasonality of the business. Total debt at September 30, 1997 of $460.4 million remained relatively level with total debt of $454.3 million at September 30, 1996. In addition, at September 30, 1997, other non-current liabilities include approximately $58.6 million related to securities lending activities. In late September, the Company entered into a securities lending transaction resulting in the borrowing of securities which were subsequently sold for net proceeds approximating $58.6 million which were used to repay commercial paper borrowings. The borrowed securities are due to the lender no later than December 29, 2000, but at the Company's option can be returned at any time. The obligation is included in other non-current liabilities on the balance sheet. The effective interest rate on this transaction is expected to be 6.5%.

    At September 30, 1997, there were borrowings of $29.2 million under the amended and restated revolving credit and competitive advance facility agreement. This agreement is also used to support the Company's commercial paper borrowings of which $181.0 million was outstanding at September 30, 1997.

    At September 30, 1997, there were $10.0 million of borrowings outstanding under uncommitted lines of credit and there were no borrowings under the Company's bankers' acceptance facilities.

    At September 30, 1997, the 170 million 6-1/8% deutsche mark notes ("DM Notes") due May 1998 and the related currency exchange contract were classified as short term. The DM Notes have been effectively converted into U.S. dollar debt of $100.0 million through the use of a currency exchange swap contract which includes both principal and interest. During the third quarter of 1997, the Company issued the Old Notes and the net proceeds were used to pay down commercial paper borrowings.

    Management currently believes that cash from operations and available financing alternatives are adequate to meet anticipated requirements for working capital, dividends, capital expenditures, the stock repurchase program and other cash needs.

    Working Capital

    As of September 30, 1997 and December 31, 1996, current liabilities exceeded current assets by $90.7 million and $41.7 million, respectively. The increase of current liabilities over current assets of $49.0 million was mainly due to the increase in short-term debt and decrease in cash and equivalents, partially offset by the increase in inventories, reflecting the seasonal pattern of Avon's operations, and a decrease in accounts payable.

    Although current liabilities exceeded current assets at September 30, 1997, management believes this is due to the Company's direct selling business format which results in lower receivable and working capital levels as well as the Company's practice of repurchasing shares with available cash. Avon's liquidity results from its ability to generate significant cash flows from operations and its ample unused borrowing capacity. Actions that would eliminate the working capital deficit are not anticipated at this time. Avon's credit agreements do not contain any provisions or requirements with respect to working capital.

    Financial Instruments and Risk Management Strategies

    The Company operates globally, with manufacturing and distribution facilities in various locations around the world. The Company may reduce its exposure to fluctuations in interest rates and foreign exchange rates by creating offsetting positions through the use of derivative financial instruments. The Company currently does not use derivative financial instruments for trading or speculative purposes, nor is the Company a party to leveraged derivatives. The Company periodically uses interest rate swaps to hedge portions of interest payable on its debt. In addition, the Company may periodically employ interest rate caps to reduce exposure, if any, to increases in variable interest rates.

    At September 30, 1997, the Company had three interest rate swap agreements on its DM Notes. Each agreement has a notional principal amount of $100.0 million. During 1995, the Company entered into an interest rate swap agreement, which effectively converted the interest payable on the DM Notes from a floating to a fixed interest rate basis of approximately 7.2% through maturity.

    The Company has one interest rate cap contract with a notional principal amount of $100.0 million, used to economically hedge the Company's short-term variable interest rate working capital debt. This cap contract expires in May 1998 and has been marked-to-market yielding an insignificant income statement adjustment.

    The Company may periodically hedge foreign currency royalties, net investments in foreign subsidiaries, firm purchase commitments and contractual foreign currency cash flows or obligations, including third-party or intercompany foreign currency transactions. The Company regularly monitors its foreign currency exposures and ensures that hedge contract amounts do not exceed the amounts of the underlying exposures.

    At September 30, 1997, the Company held foreign currency forward contracts with notional amounts totaling $181.1 million and option contracts with notional amounts totaling $71.9 million to hedge foreign currency items. These contracts have various maturities through December 1998. The Company also entered into certain foreign currency forward contracts with notional amounts totaling $81.9 million and option contracts with notional amounts of $63.4 million to economically hedge certain foreign currency exposures, which do not qualify as hedging transactions under the current accounting definitions and, accordingly, have been marked-to-market. The mark-to-market adjustment on these contracts at September 30, 1997 was insignificant. The Company's risk of loss on the options in the future is limited to premiums paid, which are insignificant.

    The Company attempts to minimize its credit exposure to counterparties by entering into interest rate swap and cap contracts only with major international financial institutions with "A" or higher credit ratings as issued by Standard & Poor's Corporation. The Company's foreign currency and interest rate derivatives are comprised of over-the-counter forward contracts or options with major international financial institutions. Although the Company's theoretical credit risk is the replacement cost at the then estimated fair value of these instruments, management believes that the risk of incurring losses is remote and that such losses, if any, would not be material.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1996 WITH THE YEAR ENDED DECEMBER 31, 1995

    Continuing Operations

    Income from continuing operations for 1996 was $317.9 million, or 11% over 1995. Income per share from continuing operations increased 13% to $2.38 from $2.10 in the prior year. This 13% increase in income per share exceeded the 11% increase in income from continuing operations reflecting the impact of lower average shares outstanding in 1996 compared with the prior year due to the stock repurchase program begun in 1994. Pretax income for 1996 was $510.4 million, a 10%, or $45.4 million, increase over the prior year. The increase was due to higher sales, an improved operating expense ratio, lower non-operating expenses and lower net foreign exchange losses in 1996. These favorable results were partially offset by a decline in the gross margin and lower interest income in 1996.

    On a consolidated basis, Avon's net sales of $4.81 billion in 1996 increased 7% from $4.49 billion in 1995. International sales increased 8% to $3.14 billion from $2.91 billion in 1995 due to strong growth in most markets in the Americas, the Pacific Rim, Russia, the United Kingdom and the Central European markets. These improvements were partially offset by sales declines in Japan and, to a lesser extent, Venezuela and Germany. Sales in the U.S. increased 6% to $1.67 billion due to an increase in both average order size and number of
Representative orders. Excluding the impact of foreign currency exchange, consolidated net sales rose 14% over the prior year.

    Cost of sales as a percentage of sales was 39.9% in 1996, compared with 39.4% in 1995. The decline in gross margin was primarily due to an unfavorable cost ratio in Venezuela reflecting the impact of the bolivar devaluations, a shift to sales of lower-priced products in Japan and investments made to reduce excess inventory in Brazil. These declines were partially offset by margin improvements in Mexico, Argentina and the United Kingdom.

    Marketing, distribution and administrative expenses of $2.35 billion in 1996 represented a $132.6 million, or 6%, increase over 1995 and decreased as a percentage of sales to 48.8% from 49.3% in 1995. The increase in operating expenses reflects sales volume-related increases in most markets in the Americas, the Pacific Rim and in the U.S. and higher marketing and distribution expenses in Brazil. These increases were partially offset by lower expenses in Japan reflecting the sales decline and the impact of a stronger U.S. dollar in 1996. In addition, expense levels were lower in Germany due to a continued active focus on expense reduction and in Venezuela due to the impact of the bolivar devaluations. The decrease in the operating expense ratio reflects improvements in most European markets due to continued fixed expense reduction efforts, in Venezuela due to the impact of the bolivar devaluations and in Mexico and China due primarily to the significant sales growth. These improvements were partially offset by an unfavorable expense ratio in Japan due to the sales decline.

    Interest expense in 1996 of $40.0 million decreased $1.3 million compared to the prior year as a result of lower interest rates partially offset by slightly higher debt levels. Interest income in 1996 of $14.5 million decreased $4.9 million compared to 1995 due to lower interest rates in Brazil and Mexico and lower cash investment levels in Brazil and in the U.S.

    Inflation in the United States has remained at a relatively low level during the last three years, and has not had a major effect on Avon's results of operations. Many countries in which Avon has operations have experienced higher rates of inflation than the United States. Among the countries in which Avon has significant operations, extremely high rates of inflation have been experienced in Brazil for a number of years. The annual inflation rate in Brazil, however, has decreased significantly in 1995 and 1996 as the economic environment has improved as a result of the government's economic stabilization program implemented in mid-1994. While it is not possible to forecast with certainty, it is currently expected that Brazil's inflation rate will continue to remain relatively stable throughout 1997. Venezuela and Mexico experienced high rates of inflation in 1996.

    Below is an analysis of the key factors affecting net sales and pretax income from continuing operations by geographic area for each of the years in the three-year period ended December 31, 1996:

                                                                          YEARS ENDED DECEMBER 31
                                                    -----------------------------------------------------------------------
                                                            1996                     1995                     1994
                                                    -----------------------   ---------------------   ---------------------
                                                        NET       PRETAX        NET       PRETAX       NET       PRETAX
                                                       SALES      INCOME       SALES      INCOME      SALES      INCOME
                                                                              ($ IN MILLIONS)
United States......................................    $1,672.5     $227.3     $1,584.8     $211.6    $1,535.1     $201.2

International
   Americas........................................     1,609.9      291.9      1,466.9      265.8     1,415.3      273.9
   Pacific.........................................       751.1       73.6        712.0       67.5       664.3       89.7
   Europe..........................................       780.7       54.4        728.4       41.7       651.8       15.3
                                                     ----------    -------    ---------   --------   ---------   --------
          Total International......................     3,141.7      419.9      2,907.3      375.0     2,731.4      378.9
                                                      ---------     ------    ---------    -------   ---------    -------
          Total from operations....................    $4,814.2      647.2     $4,492.1      586.6    $4,266.5      580.1
                                                       ========                ========               ========
Corporate expenses.................................                 (95.4)                  (74.6)                 (84.9)
Interest expense...................................                 (40.0)                  (41.3)                 (50.8)
Other expense, net.................................                  (1.4)                   (5.7)                 (10.6)
                                                                  --------                --------               --------
Total..............................................                 $510.4                  $465.0                 $433.8
                                                                    ======                  ======                 ======


    U.S.

    In 1996, U.S. sales increased 6% to $1.67 billion and pretax income increased 7% to $227.3 million. The sales growth reflects a 4% increase in average order size and a 2% increase in the number of Representative orders. The sales improvement was driven by significant increases in the gift and decorative, apparel and CFT categories. These improvements were partially offset by a decline in sales of the fashion jewelry and accessories category. The growth in the gift and decorative category resulted mainly from the success of both the Spring Blossom and Winter Velvet Barbie dolls introduced in 1996. The Winter Velvet Barbie doll was the most successful new product introduction in Avon's history. The success of the Diane Von Furstenberg spring and summer collections, novelty and children's lines and the launch of Legwear in 1996 contributed to the increase in apparel sales. The growth in the CFT category consisted primarily of increases in sales of personal care and fragrance products. The growth of personal care products was driven by the specialty bath segment which in 1996 reflected an aggressive new products program and a heightened promotional focus.

    International

    International sales in 1996 increased 8% to $3.14 billion and pretax income increased 12% over 1995 to $419.9 million. The sales increase reflects strong unit growth in most markets in the Americas Region, the Pacific Rim, the United Kingdom, Russia and Central Europe. These improvements were partially offset by sales declines in Japan attributable to both operational and economic factors, discussed below, and to a lesser extent in Venezuela due to the impact of the bolivar devaluations and in Germany due to both operational declines as well as a negative foreign currency impact in 1996. Excluding the impact of foreign currency exchange, international sales were up 18% over 1995.

    In the Americas Region, sales increased 10% to $1.61 billion and pretax income increased 10%, or $26.1 million, to $291.9 million from $265.8 million in 1995. The sales increase was driven by growth in almost every market in the region, most significantly in Mexico and Brazil. Higher sales in Mexico reflect increases in prices at a rate below the inflation level, as well as increases in average order size and unit growth. The number of active Representatives in Mexico in 1996 continued to grow from the prior year due to the implementation of incentive programs focused on retention and increasing the number of orders. Brazil's sales growth was due to double-digit increases in unit volume and customers. The growth in Brazil's number of customers resulted from a revision of pricing strategies and new product launches aimed at increasing customer orders in response to an increasingly intense competitive environment in 1996. The sales increase in the region also reflects strong unit growth in Chile, Argentina and Central America. These improvements were partially offset by the decline in Venezuela resulting mainly from the negative impact of two maxi-devaluations of the bolivar. Venezuela did, however, have double-digit increases in both local currency sales and in active Representatives in 1996 attributable to a focus on building market share and Representative growth. The increase in the region's pretax income was primarily due to favorable results in Mexico reflecting the strong sales increase combined with a lower rate of increase in operating expenses, an improved gross margin and foreign exchange gains in 1996 compared to losses in 1995. The operating expense ratio in Mexico improved significantly as a result of an expense control program implemented in 1996. In addition, pretax profit was higher in Chile due mainly to sales growth. These improvements were partially offset by a lower pretax profit in Venezuela, as a result of the bolivar devaluations, and in Brazil reflecting a lower gross margin and an unfavorable operating expense ratio.

    In the Pacific Region, sales in 1996 increased 6% to $751.1 million. The increase in sales was driven by strong operational improvements in the Philippines and China, and, to a lesser extent, in Taiwan, Malaysia and Australia. Sales growth in virtually all of these markets was accompanied by strong increases in units sold, customers served and active Representatives. These improvements were partially offset by a significant sales decline in Japan resulting from the unfavorable exchange impact of a stronger U.S. dollar in 1996, a shift in pricing strategy to sales of lower-priced products and a decrease in average order size.

    In the Europe Region, sales in 1996 increased 7% to $780.7 million. The sales increase was due to unit growth in Russia, the United Kingdom and Central Europe. The Representative base in Russia and Central Europe grew significantly in 1996 due to a continuous focus on expansion of operations in these markets. Sales also rose in Italy mainly due to a favorable impact of a weaker U.S. dollar in 1996. These improvements were partially offset by sales shortfalls in Germany reflecting a shift to lower-priced items and weak economic conditions, including increased unemployment, which resulted in a general decline in consumer confidence and spending in 1996.

    Corporate Expenses

    Corporate expenses were $95.4 million in 1996 compared with $74.6 million in 1995. The $20.8 million increase is primarily due to a favorable lease settlement in 1995, which reduced expenses, and higher expenses in 1996 for information systems upgrades and enhancements.

    Accounting Changes

    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("FAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. There was no impact on the Company's results of operations or financial position.

    Also, effective January 1, 1996, the Company adopted the fair value disclosure requirements of FAS No. 123, "Accounting for Stock-Based Compensation." As permitted by the statement, the Company did not change the method of accounting for its employee stock compensation plans.

    Discontinued Operations

    In December 1995, the Company entered into an agreement with Mallinckrodt Group, Inc. ("Mallinckrodt"), which fully settled the litigation initiated by Mallinckrodt. The settlement covers all indemnity obligations related to Avon's sale of Mallinckrodt, including environmental clean-up claims and litigation concerning Mallinckrodt's settlement of a DuPont patent claim.

    The settlement payments made by Avon to Mallinckrodt, and related costs, resulted in an after-tax charge to discontinued operations in the fourth quarter of 1995, net of existing reserves, of $29.6 million, or $.22 per share.

    Contingencies

    Although Avon has completed its divestiture of all discontinued operations, various lawsuits and claims (asserted and unasserted) are pending or threatened against Avon. The Company is also involved in a number of proceedings arising out of the federal Superfund law and similar state laws. In some instances, Avon, along with other companies, has been designated as a potentially responsible party which may be liable for costs associated with these various hazardous waste sites. In the opinion of Avon's management, based on its review of the information available at this time, the difference, if any, between the total cost of resolving such contingencies and reserves recorded by Avon at December 31, 1996 should not have a material adverse impact on Avon's consolidated financial position, results of operations, or cash flows.

LIQUIDITY AND CAPITAL RESOURCES

    Cash Flows

    Net cash provided by continuing operations was $425.1 million in 1996 compared to $328.6 million in 1995. The 1996 increase in net cash provided by continuing operations principally reflects, among other things, an increase in net income of $61.4 million and a lower funding of working capital. The lower funding of working capital reflects improvements in both prepaid expenses and accounts payable and accrued liabilities. A more detailed analysis of the individual items contributing to the 1996 and 1995 amounts is included in the Consolidated Statement of Cash Flows in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1996, incorporated herein by reference.

    Cash used by discontinued operations was $38.2 million in 1996, compared to $49.6 million in 1995. The $38.2 million cash used in 1996 primarily reflects final payment of the Mallinckrodt settlement in January 1996.

    Excluding changes in debt, net cash usage of $6.6 million in 1996 was $38.1 million favorable compared to net cash usage of $44.7 million in 1995. This improvement reflects higher cash provided by continuing operations, described above, as well as lower cash used in 1996 for discontinued operations, partially offset by higher capital expenditures, higher cash used for the repurchase of common stock, an unfavorable exchange rate impact on cash and higher dividend payments in 1996. As of December 31, 1996,

12.6 million shares of common stock have been purchased for $422.9 million under the stock repurchase program begun in 1994.

    Working Capital

    As of December 31, 1996, current liabilities exceeded current assets by $41.7 million compared with $30.3 million at the end of 1995. The variance was primarily due to an increase in accounts payable and net debt (debt less cash and equivalents) partially offset by higher inventory levels (see "--Inventories") and accounts receivable, due to a higher 1996 sales level. The increase in net debt is primarily due to the final payment of the Mallinckrodt litigation settlement and the ongoing share repurchase program, and the increase in accounts payable resulted from higher inventory levels.

    Avon's liquidity results from its ability to generate significant cash flows from operations and its ample unused borrowing capacity. Management does not presently plan any actions that would eliminate the working capital deficit at this time. Avon's credit agreements do not contain any provisions or requirements with respect to working capital.

    Capital Resources

    Total debt of $201.6 million at December 31, 1996 increased $40.1 million from $161.5 million at December 31, 1995. During 1996, cash flows from continuing operations and higher debt levels, partially offset by higher cash and equivalents, were used for dividends, the stock repurchase program, capital expenditures, a payment made related to discontinued operations and the purchase of a company in South Africa. During 1995, cash flows from continuing operations as well as cash on hand were used for dividends, the stock repurchase program, capital expenditures, a payment made related to discontinued operations and the reduction of debt.

    Debt maturing within one year consists of borrowings from banks of $94.0 million and the current maturities of long-term debt of $3.1 million. Management believes that cash from operations and available sources of financing are adequate to meet anticipated requirements for working capital, dividends, capital expenditures, the stock repurchase program and other cash needs.

    During 1996, the Company entered into an agreement, which expires in 2001, with various banks to amend and restate the five-year, $600.0 million revolving credit and competitive advance facility agreement, which was entered into in 1994. Within this facility, the Company is able to borrow, on an uncommitted basis, various foreign currencies. The new agreement and the prior agreement are referred to, collectively, as the credit facility.

    The credit facility is primarily to be used to finance working capital, provide support for the issuance of commercial paper and support the stock repurchase program. At the Company's option, the interest rate on borrowings under the credit facility is based on LIBOR, prime, or federal fund rates. The credit facility has an annual facility fee of $.4 million. The credit facility contains a covenant for interest coverage, as defined. The Company is in compliance with this covenant. At December 31, 1996, borrowings of $29.7 million were outstanding under the credit facility. There were no borrowings outstanding at December 31, 1995.

    At December 31, 1996, Avon had $34.1 million outstanding under a $500.0 million commercial paper program supported by the credit facility. There were no borrowings outstanding as of December 31, 1995. In addition, the Company has bankers' acceptance facilities and uncommitted lines of credit available of $230.0 million with various banks which have no compensating balances or fees. As of December 31,

1996 and 1995, there were no borrowings under these facilities. In addition, as of December 31, 1996 and 1995, there were international lines of credit totaling $357.0 million and $320.0 million, respectively, of which $30.2 million and $42.3 million, respectively, were outstanding. There are no compensating balances or fees under these facilities.

    Inventories

    Avon's products are marketed during twelve to twenty-six individual sales campaigns each year. Each campaign is conducted using a brochure offering a wide assortment of products, many of which change from campaign to campaign. It is necessary for Avon to maintain relatively high inventory levels as a result of the nature of its business, including the number of campaigns conducted annually and the large number of products marketed. Avon's operations have a seasonal pattern characteristic of many companies selling CFT, fashion jewelry and accessories, gift and decorative items and apparel. Christmas sales cause a peak in the fourth quarter which results in the build-up of inventory at the end of the third quarter. Inventory levels are then sharply reduced by the end of the fourth quarter. Inventories of $530.0 million at December 31, 1996 were $63.7 million higher than 1995 due to higher CFT levels in the U.S. to support the launch of new skin care products in the first quarter of 1997 and business growth and continued expansion into Central Europe, Russia and the Pacific Rim markets. It is Avon's objective to continue to manage purchases and inventory levels maintaining the focus of operating the business at efficient inventory levels. However, the addition or expansion of product lines such as apparel, jewelry and impulse gift items, products that are subject to changing fashion trends and consumer tastes, as well as planned expansion in high growth markets, may cause the inventory levels to grow periodically.

    Capital Expenditures

    Capital expenditures during 1996 were $103.6 million (1995--$72.7 million). These expenditures were made for capacity expansion in high growth markets and for facility modernization, information systems upgrades and enhancements, equipment replacement projects and leasehold improvements related to office facilities for U.S. and global operations. Numerous construction and information systems projects were in progress at December 31, 1996 with an estimated cost to complete of approximately $74.9 million. Capital expenditures in 1997 are expected to be in the range of $150.0-$175.0 million. These expenditures will include continued investments for capacity expansion in high growth markets, most significantly in the Pacific Rim, to maintain worldwide facilities, for contemporization and replacement of information systems and for expenditures related to the relocation of office facilities for the U.S. and global operations.

    Foreign Operations

    The Company derived approximately 65% of both its 1996 consolidated net sales and consolidated pretax income from operations from its international subsidiaries. In addition, as of December 31, 1996, international subsidiaries comprised approximately 59% of the Company's consolidated total assets.

    Avon's operations in many countries utilize numerous currencies. Avon has significant net assets in Japan, Argentina, Mexico, the United Kingdom, Germany and the Philippines. Changes in the value of these countries' currencies relative to the U.S. dollar result in direct charges or credits to equity. Avon also has substantial operations in Brazil, a country with an economy designated as highly inflationary, whose functional currency is the U.S. dollar, whereby changes in exchange rates result in charges or credits to income and may significantly impact the results of operations. Effective January 1, 1997, Mexico was designated as a country with a highly inflationary economy due to the cumulative inflation rates over the past three years.

    The Venezuelan bolivar devalued significantly in December 1995. However, because the devaluation occurred late in the year, there was no material impact on the 1995 results of operations. Following the December 1995 devaluation, another devaluation occurred in late April 1996. As previously mentioned, these devaluations negatively affected Venezuela's U.S. dollar results in 1996. Venezuela's 1996 and 1995 sales represent approximately 2% of Avon's consolidated net sales. Efforts have been focused on building market share and Representative growth in Venezuela. It is expected that a continued weak bolivar will have some impact on 1997 results; however, management cannot at this time project what this impact will be. Avon's well diversified global portfolio of businesses has demonstrated that the effects of weak economies and currency fluctuations in certain countries may be offset by strong results in others.

    Fluctuations in the value of foreign currencies cause U.S. dollar-translated amounts to change in comparison with previous periods. Accordingly, Avon cannot project in any meaningful way the possible effect of such fluctuations upon translated amounts or future earnings. This is due to the large number of currencies involved, the constantly changing exposure in these currencies, the complexity of inter-company relationships, the hedging activity entered into in an attempt to minimize certain of the effects of exchange rate changes where economically feasible and the fact that all foreign currencies do not react in the same manner against the U.S. dollar.

    Certain of the Company's financial instruments are used to hedge various amounts relating to certain international subsidiaries. However, the Company's foreign currency hedging activities are not significant when compared to the Company's international financial position or result of operations.

    Some foreign subsidiaries rely primarily on short-term borrowings from local commercial banks to fund working capital needs created by their highly seasonal sales pattern. From time to time, when tax and other considerations dictate, Avon will finance subsidiary working capital needs or borrow foreign currencies. At December 31, 1996, the total indebtedness of foreign subsidiaries was $37.4 million. In addition, Avon borrowed $29.7 million which represented a 3.45 billion yen loan, due November 1997, used to hedge the Company's net investment in Japan.

    It is Avon's policy to remit all the available cash (cash in excess of working capital requirements, having no legal restrictions and not considered permanently reinvested) of foreign subsidiaries as rapidly as is practical. During 1996, these subsidiaries remitted, net of taxes, $251.1 million in dividends and royalties. This sum is a substantial portion of the 1996 consolidated net earnings of Avon's foreign subsidiaries.

    Risk Management Strategies

    The Company operates globally, with manufacturing and distribution facilities in various locations around the world. The Company may reduce its exposure to fluctuations in interest rates and foreign exchange rates by creating offsetting positions through the use of derivative financial instruments. The Company currently does not use derivative financial instruments for trading or speculative purposes, nor is the Company a party to leveraged derivatives.

    The Company periodically uses interest rate swaps to hedge portions of interest payable on its debt. In addition, the Company may periodically employ interest rate caps to reduce exposure, if any, to increases in variable interest rates.

    During a substantial portion of the three-year period ended December 31, 1996, the Company utilized interest rate swaps to effectively convert variable interest on its long-term debt to a fixed interest rate. From November 1994 through July 10, 1995, due to the expiration of an interest rate swap, the interest payable on the DM Notes became variable at a rate of one-month LIBOR plus 1.4%. During this period, the Company had an interest rate cap in place to reduce its exposure to increases in that variable interest rate above a specified level. On July 11, 1995, the Company entered into a new interest rate swap agreement, which effectively reconverted the interest payable on the DM Notes to a fixed rate basis of approximately 7.2% through maturity.

    Avon had three interest rate swap agreements on the DM Notes at December 31, 1996 and 1995, each such agreement having a notional amount of $100.0 million, yielding an aggregate notional amount at December 31, 1996 and 1995 of $300.0 million. Effective January 1995, the Company had two interest rate caps on the DM Notes, each with a notional amount of $100.0 million, one of which expired in 1996 and the other expires when the notes mature. Subsequent to the interest rate on the DM Notes becoming fixed, these caps have been marked to market with an insignificant mark-to-market adjustment.

    In December 1995, the Company entered into an interest rate cap contract with a notional amount of $100.0 million, which expired early 1997, in order to hedge a portion of the Company's anticipated short-term variable interest rate working capital debt. This cap has been marked to market with an insignificant mark-to-market adjustment.

    The interest rate on the DM Notes was fixed at approximately 10% for most of 1994 through the use of a currency exchange swap contract and several interest rate swaps. With the expiration of one interest rate swap in November 1994, the Company's interest rate on this $100.0 million debt was converted from a fixed to a floating rate determined at one-month LIBOR plus 1.4%. The effective rate of interest paid for the DM Notes in 1996 and 1995 was approximately 7.2% and 7.5%, respectively.

    The Company may periodically hedge foreign currency royalties, net investments in foreign subsidiaries, firm purchase commitments, contractual foreign currency cash flows or obligations, including third-party and intercompany foreign currency transactions. The Company regularly monitors its foreign currency exposures and ensures that hedge contract amounts do not exceed the amounts of the underlying exposures.

    At December 31, 1996, the Company held foreign currency forward contracts with notional amounts totaling $203.1 million and option contracts with notional amounts totaling $61.2 million to hedge foreign currency items. These contracts all have maturities prior to December 31, 1997. The Company also entered into certain option contracts with notional amounts totaling $46.4 million and foreign currency forward contracts totaling $99.0 million, which do not qualify as hedging transactions under the current accounting definitions and, accordingly, have been marked to market. The mark-to-market adjustment on these option contracts at December 31, 1996, was insignificant. The Company's risk of loss on these options in the future is limited to premiums paid, which are insignificant.

    The Company attempts to minimize its credit exposure to counterparties by entering into interest rate swap and cap contracts only with major international financial institutions with "A" or higher credit ratings as issued by Standard & Poor's Corporation. The Company's foreign currency and interest rate derivatives are comprised of over-the-counter forward contracts or options with major international financial institutions. Although the Company's theoretical credit risk is the replacement cost at the then estimated fair value of these instruments, management believes that the risk of incurring losses is remote and that such losses, if any, would not be material.

    Non-performance of the counterparties to the balance of all the currency and interest rate swap agreements in a net receivable position would not result in a significant write-off at December 31, 1996. In addition, there are other swap agreements in a net payable position of an insignificant amount at

December 31, 1996. Each agreement provides for the right of offset between counterparties to the agreement. In addition, Avon may be exposed to market risk on its foreign exchange and interest rate swap and cap agreements as a result of changes in foreign exchange and interest rates. The market risk related to the foreign exchange agreements should be substantially offset by changes in the valuation of the underlying items being hedged.

                                   THE COMPANY

GENERAL

    The Company is one of the world's leading manufacturers and marketers of beauty and related products, which include CFT; gift and decorative products; apparel; and fashion jewelry and accessories. The Company commenced operations in 1886 and was incorporated in the State of New York on January 27, 1916. The Company's business is comprised of one industry segment, direct selling, with worldwide operations.

STRATEGY

    Avon's global strategy is focused on three key growth initiatives:

    International Expansion

    Avon is one of the most  widely  recognized  brand  names in the world.  The
Company is particularly well positioned to capitalize on growth in new international markets due to high demand for quality products, underdeveloped retail infrastructures and relatively attractive earnings opportunity for women. The Company presently has operations in 41 countries outside the U.S. and its products are distributed in 89 more, for coverage in over 130 markets and continues to expand into new markets. The Company has entered 15 new markets since 1990, including Russia and China and rapidly emerging nations throughout Central Europe, and is currently evaluating several other markets in Eastern Europe and Asia Pacific.

    Leveraging Direct Selling Channel


    The Company has revitalized its direct selling channel, enabling the Company to reach women quickly and efficiently as well as introduce new products that complement the core beauty business. In 1994, Avon introduced a highly successful line of apparel in the U.S. achieving $437 million in net sales over three years. In 1996, the Company had outstanding success with Barbie dolls, achieving over $40 million in sales of Barbie dolls designed exclusively for Avon, making her the Company's best selling gift product ever. The relationship with Mattel is being expanded to include additional products. This array of products, available through the direct selling channel, increases earnings opportunities and presents a consistent beauty image to consumers across a broad product line.


    Customer Access and Image Enhancement

    To restore and accelerate growth in established industrial nations such as the U.S., Western Europe and Japan, the Company has developed new channels to reach customers and improve access to its products through direct mail catalogs, toll-free telephone numbers, buying by fax and "on line" with a new home page on the worldwide web. The Company also updated its core beauty products and created a portfolio of global beauty brands. These contemporary products project a consistent, high-quality image in all markets and include brands such as Avon Color, Anew, Far Away, Rare Gold, Natori and Millennia. Global brands are growing rapidly as a percentage of the Company's worldwide CFT business. In 1996, they accounted for $755 million or 26% of core beauty sales. The development of global brands has also enabled the Company to achieve major economies of scale by consolidating certain functions like sourcing and logistics.

DISTRIBUTION

    The Company's products are sold worldwide by approximately 2.3 million Representatives, approximately 440,000 of whom are in the United States. International operations are conducted primarily through subsidiaries in 41 countries and through distributorships, licensees and other similar arrangements in 89 other countries. Avon sells its products to customers through a combination of direct selling and marketing, utilizing independent Representatives, the mail, phone and fax. Almost all Representatives are women who sell on a part-time basis either in the home or the workplace. Representatives purchase products directly from the Company and sell them directly to their customers. Representatives are independent contractors or independent dealers, and are not agents or employees of the Company.

    In the United States, the Representatives contact customers, selling primarily through the use of brochures that also highlight new products and specially priced items for each two-week sales campaign. Product samples, demonstration products and make-up color charts are also used. Outside the United States, each sales campaign is generally of a three or four week duration. Although terms of payment and cost of merchandise to Representatives vary from country to country, the basic method of direct selling and marketing by Representatives is essentially the same as that used in the United States, and substantially the same merchandising and promotional techniques are used.

PRODUCTS

    Avon has pioneered many innovative products, including Skin-So-Soft, its best selling bath oil; BioAdvance, the first skin care product with stabilized retinol, the purest form of Vitamin A; and Collagen Booster, the premier product to capitalize on Vitamin C technology. Avon also introduced the benefits of aromatherapy to millions of American women, encapsulated color for the Color-Release line and introduced alpha-hydroxy acid for cosmetic use in the Anew Perfecting Complex products. Each year, researchers at the Company test and develop more than 600 products in the cosmetic, fragrance, toiletry and jewelry categories as well as analyze, evaluate and develop gift and decorative products.

    Avon's consolidated net sales, by classes of principal products, are as follows:



                                                YEARS ENDED DECEMBER 31,
                                         --------------------------------------
                                               1996        1995         1994
                                         --------------------------------------
                                                    (IN MILLIONS)
Cosmetics, fragrance and toiletries......    $2,946.8    $2,797.2     $2,604.2
Gift and decorative products.............       934.1       780.6        769.2
Apparel..................................       556.3       500.5        480.3
Fashion jewelry and accessories..........       377.0       413.8        412.8
                                           ----------   ----------   ----------
   Total.................................    $4,814.2    $4,492.1     $4,266.5
                                             ========    ========     ========


MANUFACTURING

    The Company manufactures and packages almost all of its cosmetic, fragrance and toiletry products. Raw materials, consisting chiefly of essential oils, chemicals, containers and packaging components, are purchased from various suppliers. The Company has nineteen manufacturing facilities around the world, three of which are principally devoted to the manufacture of fashion jewelry. In the United States, the Company's cosmetic, fragrance and toiletry products are produced in three manufacturing laboratories for the Company's four distribution centers. Most products sold in foreign countries are manufactured in the Company's facilities abroad. The fashion jewelry line is generally developed by the Company's staff and produced in its two manufacturing facilities in Puerto Rico, its manufacturing facility in Ireland, or by several independent manufacturers.

COMPETITION

    The cosmetic, fragrance and toiletry; gift and decorative product; apparel; and fashion jewelry and accessory industries are highly competitive. The Company is one of the leading manufacturers and distributors of cosmetics and fragrances in the United States. Its principal competitors are the large and well-known cosmetics and fragrances companies that manufacture and sell broad product lines through various types of retail establishments. The Company has many competitors in the gift and decorative products and apparel industries in the United States, including retail establishments, principally department stores, gift shops and direct-mail companies, specializing in these products. The Company is one of the leading distributors of fashion jewelry and accessories for women in the United States. Its principal competition in the fashion jewelry industry consists of a few large companies and many small companies that manufacture and sell fashion jewelry for women through retail establishments. The number of competitors and degree of competition that the Company faces in its foreign cosmetics, fragrance, toiletries and fashion jewelry markets varies widely from country to country. The Company is one of the leading manufacturers and distributors in the cosmetics, fragrance and toiletries industry in most of its foreign markets, as well as in the fashion jewelry industry in Europe. There are a number of direct-selling companies which sell product lines similar to the Company's, some of which also have worldwide operations and compete with the Company. The Company believes that the personalized customer service offered by Representatives; the high quality, attractive designs and reasonable prices of its products; new product introductions; and the guarantee of satisfaction are significant factors in establishing and maintaining its competitive position.

                            DESCRIPTION OF THE NOTES

    The Old Notes were, and the New Notes will be, issued under an Indenture, dated as of August 1, 1997 (as amended, the "Indenture"), between the Company and The Chase Manhattan Bank, as Trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and qualified in their entirety by reference to, all the provisions of the Trust Indenture Act of 1939, as amended, the Indenture and the Notes issued thereunder, including the definitions of certain terms in the Indenture. Wherever particular Sections or defined terms of the Indenture are referred to, such Sections or defined terms are incorporated herein by reference.

    The Old Notes  and the New Notes  will be  considered  collectively  to be a
single  class  for  all  purposes  under  the  Indenture,   including,   without
limitation, waivers and amendments.

GENERAL

    The Notes are unsecured obligations of the Company and rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Notes are limited to $100.0 million aggregate principal amount and will mature on August 1, 2007. The Notes bear interest at the rate of 6.55% from August 1, 1997 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on February 1 and August 1 of each year, commencing February 1, 1998, to the Person in whose name the Note is registered at the close of business on the preceding January 15 or July 15, as the case may be. (Sections 301 and 307)

    The Notes are not redeemable prior to maturity and do not have the benefit of a sinking fund. The principal of and interest on the Notes are payable, and the transfer of Notes is registrable, at the office of the Trustee at One Chase Manhattan Plaza, New York, New York. In addition, payment of interest may, at the option of the Company, be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Sections 301, 305 and
1002)

    The New Notes will be issued only in fully registered book-entry form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. (Section 302) No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305) The Notes will be represented by a Global Note registered in the name of a nominee of The Depository Trust Company, New York, New York ("DTC"). Except as set forth under "Book-Entry; Delivery and Form" below, Notes will not be issuable in certificated form.

COVENANTS

    Negative Pledge. In the Indenture, the Company has agreed that if the Company or any subsidiary shall issue, assume, incur or guarantee any indebtedness secured by a lien on any Principal Property or on any shares of capital stock of any subsidiary ("Secured Debt"), the Company will secure, or cause such subsidiary to secure, the outstanding Notes equally and ratably with such Secured Debt, unless after giving effect thereto the aggregate amount of all such Secured Debt, together with all Attributable Debt (as defined below) of the Company and its subsidiaries in respect of sale and leaseback transactions to which the restrictions referred to in the following paragraph applies, would not exceed 20% of the Consolidated Net Tangible Assets of the Company and its consolidated subsidiaries. Secured Debt does not include indebtedness secured by: (a) liens on any Principal Property acquired by the Company or a subsidiary after the date of the Indenture to secure or provide for the payment or financing of all or any part of the purchase price thereof or construction of fixed improvements thereon (prior to, at the time of or within 180 days after the latest of the acquisition, completion of construction or commencement of commercial operation thereof); (b) liens on any shares of stock or Principal Property acquired by the Company or a subsidiary after the date of the Indenture existing at the time of such acquisition; (c) liens on any shares of stock or Principal Property of a corporation which is merged into or consolidated with the Company or a subsidiary or substantially all of the assets of which are acquired by the Company or a subsidiary; (d) liens securing indebtedness of a subsidiary owing to the Company or another subsidiary; (e) liens existing at the date of the Indenture; (f) liens on any Principal Property being constructed or improved securing loans to finance such construction or improvements; (g) liens in favor of governmental bodies of the United States or any state thereof or any other country or political subdivision thereof to secure partial, progress or advance payments pursuant to any contract or statute, or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the cost of acquiring, constructing or improving the property subject to such liens; (h) liens securing taxes, assessments or governmental charges or levies not yet delinquent, or already delinquent but the validity of which is being contested in good faith; (i) liens arising by reason of deposits necessary to qualify the Company or any subsidiary to conduct business, maintain self-insurance, or obtain the benefit of, or comply with, any law; and (j) extensions, renewals or replacement of liens referred to in the foregoing clauses provided that the indebtedness secured is not increased or the lien extended to any additional assets. (Sections 1006 and 101)

    Restrictions on Sale and Leaseback Transactions. The Company has also agreed in the Indenture that neither the Company nor any subsidiary will enter into, assume, guarantee, or otherwise become liable with respect to any sale and leaseback transaction involving any Principal Property, unless immediately after giving effect thereto the sum, without duplication, of (i) the aggregate principal amount of all Secured Debt and (ii) the aggregate amount of all Attributable Debt in respect of sale and leaseback transactions to which this restriction applies would not exceed 20% of the Consolidated Net Tangible Assets of the Company and its consolidated subsidiaries. This restriction will not apply to the extent that during the period commencing 60 days prior to and ending 120 days after a sale and leaseback transaction the Company or a subsidiary applies an amount equal to the Attributable Debt with respect to such sale and leaseback transaction (a) to the acquisition, directly or indirectly and in whole or in part, of Principal Properties or (b) to the retirement of long-term indebtedness (other than mandatory prepayment or retirement) of the Company or any subsidiary. This restriction will also not apply to any sale and leaseback transaction (i) between the Company and a subsidiary or between subsidiaries or (ii) involving the taking back of a lease for a period of three years or less. (Section 1007)

    "Attributable Debt" means, as of the time of determination, the present value (discounted at the rate per annum equal to the rate of interest implicit in the lease involved in such sale and leaseback transaction, as determined in good faith by the Company) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent awards) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include the amount of such penalty, but no rental payments shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. (Section 101)

    "Consolidated Net Tangible Assets" means the total assets shown on the most recent audited annual consolidated balance sheet of the Company and its consolidated subsidiaries, after deducting the amount of all current liabilities and intangible assets. (Section 101)

    "Principal Property" means any manufacturing plant, testing or research and development facility, distribution facility, processing plant or warehouse (including, without limitation, land, fixtures and equipment), owned or leased by the Company or any subsidiary (including any of the foregoing acquired or leased after the date of the Indenture) and located within the United States of America, its territories and possessions, unless the Board of Directors of the Company determines in good faith that such plant or facility is not of material importance to the total business conducted by the Company and its consolidated subsidiaries. (Section 101)

    The Indenture does not otherwise restrict the incurrence of debt by the Company or its subsidiaries.

    Consolidation, Merger and Sale of Assets. The Company has also agreed in the Indenture that it will not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person (a "successor Person"), and may not permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Company, unless (i) the successor Person (if not the Company) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes the Company's obligations on the Notes and under the Indenture, (ii) immediately after giving effect to the transaction, and treating any indebtedness which becomes an obligation of the Company or any subsidiary as a result of the transaction as having been incurred by it at the time of the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) certain other conditions are met. (Section 801)

EVENTS OF DEFAULT

    Each of the following  constitutes  an Event of Default under the Indenture:
(a) failure to pay principal of any Note when due; (b) failure to pay any interest on any Notes when due, continued for 30 days; (c) failure to perform any covenant of the Company in the Indenture, continued for 60 days after written notice of such failure is given as provided in the Indenture; (d) failure by the Company to pay when due (subject to any applicable grace period) the principal of, or acceleration of, any indebtedness for money borrowed by the Company having an aggregate principal amount outstanding of at least $50,000,000, if, in the case of any such failure, such indebtedness has not been discharged or, in the case of any such acceleration, such indebtedness has not been discharged or such acceleration has not been rescinded or annulled, in each case within 30 days after written notice has been given by the Trustee, or the holders of at least 25% in principal amount of the Outstanding Notes, as provided in the Indenture; and (e) certain events in bankruptcy, insolvency or reorganization. (Section 501)

    If an Event of Default  (other than an Event of Default  described in clause
(e) above) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes by notice as provided in the Indenture may declare the principal amount of the Notes to be due and payable immediately. If an Event of Default described in clause (e) above shall occur, the principal amount of all the outstanding Notes will automatically, and without any action by the Trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver."

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. (Section 512)

    No holder of a Note has any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, (ii) the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a holder of a Note for the enforcement of payment of the principal of or interest on such Note on or after the applicable due date specified in such Note. (Section 508)

    The Company is required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004)

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the Outstanding Notes affected by such modification or amendment; but no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (a) change the stated maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of or interest on, any Note, (c) change the place or currency of payment of principal of or interest on, any Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (e) reduce the percentage in principal amount of outstanding Notes, the consent of whose Holders is required for modification or amendment of the Indenture, (f) reduce the percentage in principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (g) modify such provisions with respect to modification and waiver. (Section 902)

    The holders of at least a majority in principal amount of the outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1011) The holders of a majority in principal amount of the outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding Note affected. (Section 513)


DEFEASANCE AND DISCHARGE; COVENANT DEFEASANCE

    The Company may elect,  at its option at any time, to have the provisions of
Section 1102, relating to defeasance and discharge of indebtedness, or Section 1103, relating to defeasance of certain restrictive covenants in the Indenture, applied to the outstanding Notes. (Section 1101)

    Defeasance and Discharge. The Indenture provides that, upon the Company's exercise of its option to have Section 1102 applied to the Notes, the Company will be discharged from all its obligations with respect to the Notes (except for certain obligations to exchange or register the transfer of Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) upon the deposit in trust for the benefit of the holders of the Notes of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and interest on the Notes at maturity in accordance with the terms of the Indenture and the Notes. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1102 and 1104)

    Defeasance of Certain Covenants. The Indenture provides that, upon the Company's exercise of its option to have Section 1103 applied to the Notes, the Company may omit to comply with certain restrictive covenants, including those described under "Covenants--Negative Pledge" and "--Restriction on Sale and Leaseback Transactions" and in the last sentence under "Consolidation, Merger and Sale of Assets," and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) and clause (e) under "Events of Default," will be deemed not to be or result in an Event of Default, in each case with respect to the Notes. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of the Notes, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and interest on the Notes at maturity in accordance with the terms of the Indenture and the Notes. The Company will also be required, among other things, to deliver to the Trustee an opinion of counsel to the effect that holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercises this option and the Notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on the Notes at maturity but may not be sufficient to pay amounts due on the Notes upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments. (Sections 1103 and 1104)

REGARDING THE TRUSTEE

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (Sections 601 and 603)

    The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any affiliate of the Company; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign. (Section 608)

    The Trustee under the Indenture is also the Administrative Agent and a lender under the Company's $600,000,000 Revolving Credit and Competitive Advance Facility Agreement dated as of August 8, 1996, the Trustee with respect to the Company's pension assets and the Issuing and Paying Agent with respect to the Company's commercial paper program.

BOOK-ENTRY; DELIVERY AND FORM

    The New Notes will be represented by one or more fully registered global notes (collectively, the "Global Notes") and will be deposited upon issuance with DTC and registered in the name of DTC or a nominee thereof.

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("Participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among Participants in deposited securities through electronic book-entry charges to accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). Certain of such Direct Participants (or other representatives), together with other entities, own DTC. Access to the DTC System is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of Global Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Global Notes on DTC's records. The ownership interest of each actual purchaser of each Global Note (a "Beneficial Owner") is in turn to be recorded on the Direct Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Notes, except in the event that use of the book-entry system for the Global Notes is discontinued.

    To facilitate subsequent transfers, all Global Notes deposited with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Global Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Global Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

    Principal and interest payments on the Global Notes will be made to DTC by wire transfer of immediately available funds. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

    DTC may discontinue providing its services as securities depositary with respect to the Global Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the Global Notes are required to be printed and delivered.

    The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates representing the Global Notes will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company does not take responsibility for the accuracy thereof.


                 CERTAIN UNITED STATES INCOME TAX CONSIDERATIONS

    The exchange of Old Notes for New Notes should not be treated as a taxable transaction for U.S. Federal income tax purposes because the New Notes will not be considered to differ materially in kind or in extent from the Old Notes. Rather, the New Notes received by a holder of Old Notes should be treated as a continuation of such holder's investment in the Old Notes. As a result, there should be no material U.S. Federal income tax consequences to holders exchanging Old Notes for New Notes.

    PERSONS CONSIDERING THE EXCHANGE OF THE OLD NOTES FOR NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES ARISING UNDER STATE, LOCAL, OR FOREIGN LAWS OF SUCH AN EXCHANGE.

                              PLAN OF DISTRIBUTION

    This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any New Notes received in exchange for Old Notes acquired by such broker-dealer as a result of market-making or other trading activities. Each such broker-dealer that receives New Notes for its own account in exchange for such Old Notes pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. For a period of up to 90 days after the Expiration Date, the Company will make this Prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this Prospectus in the Letter of Transmittal for use in connection with any such resale.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or through the writing of options on the New Notes, or a combination of such methods of resale, at market prices prevailing at the time of resale or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer in exchange for Old Notes acquired by such broker-dealer as a result of
market-making   or  other  trading   activities  and  any   broker-dealer   that
participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and, under certain circumstances, will indemnify the holders of Old Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.


                            VALIDITY OF THE NEW NOTES

    The validity of the New Notes will be passed upon for the Company by Sullivan & Cromwell, New York, New York.


                                     EXPERTS

    The consolidated financial statements and related financial statement schedule as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated herein by reference, have been incorporated herein in reliance on the report, which includes an explanatory paragraph regarding changes in methods of accounting for postemployment benefits, postretirement benefits other than pensions for its foreign benefit plans, and internal systems development costs, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                               AVON PRODUCTS, INC.

    All tendered Old Notes, executed Letters of Transmittal, Notices of Guaranteed Delivery, and other related documents should be directed to the Exchange Agent. Any questions or requests for assistance or additional copies of this Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related documents should be directed to the Exchange Agent addressed as set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Exchange Offer.

                       By Mail or Hand/Overnight Delivery:

                            The Chase Manhattan Bank

                        450 West 33rd Street, 15th Floor
                               New York, NY 10001


                          Attn.: Global Trust Services

                                 Kathleen Perry


                                  By Facsimile:

                                 (212) 941-8161

                              Confirm by Telephone:

                                 (212) 946-3083

                    (Originals of all documents submitted by
                   facsimile should be sent promptly by hand,
               overnight courier or registered or certified mail.)
                                ----------------

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS (OR INCORPORATED BY REFERENCE HEREIN) AND THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR BOTH TOGETHER CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THE PROSPECTUS RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE LETTER OF TRANSMITTAL OR BOTH TOGETHER NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ----------------

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article XII of the By-Laws of Avon Products, Inc. provides as follows:

    Section 1. Indemnification--Third Party and Derivative Actions. (a) The corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal (other than one by or in the right of the corporation to procure a judgment in its favor), including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director, officer or employee of the corporation served in any capacity at the request of the corporation, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, including excise taxes, amounts paid in settlement and expenses, including attorney's fees, incurred in connection with any such action or proceeding, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that (i) his acts were committed in bad faith or were the result of his active or deliberate dishonesty and were material to such action or proceeding or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

    (b) The corporation shall indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and expenses, including attorneys' fees, incurred in connection with such action, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if (i) his acts were committed in bad faith or were the result of his active and deliberate dishonesty and were material to such action or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

    (c) The termination of any civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such person has not met the standard of conduct set forth in this Section 1.

    Section 2. Payment of Indemnification; Repayment. (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 1 of this Article shall be entitled to indemnification as authorized in such Section.

    (b) Any indemnification under Section 1 of this Article, unless ordered by a court, shall be made by the corporation in such manner as provided by law.

    (c) Expenses incurred by a person referred to in Section 1 of this Article in defending a civil or criminal action or proceeding shall be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount in case he is ultimately found, in accordance with this Article, not to be entitled to indemnification or, where indemnity is granted, to the extent the expenses so paid exceed the indemnification to which he is entitled.

    (d) Any indemnification of a person under Section 1 of this Article, or advancement of expenses under Section 2(c) of this Article, shall be made promptly, and in any event within 60 days, upon the written request of such person.

    Section 3. Enforcement; Defenses. The right to indemnification or advancement of expenses granted by this Article shall be enforceable by the person in question in any court of competent jurisdiction if the corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person's expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses under Section 2(c) of this Article where the required undertaking has been received by the corporation) that the claimant has not met the standard of conduct set forth in Section 1 of this Article, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation to have made a determination that indemnification of the claimant is proper, nor the fact that there has been an actual determination by the corporation that indemnification of the claimant is not proper, shall be a defense to the action or create a presumption that the claimant is not entitled to indemnification.

    Section 4. Survival; Savings Clause; Preservation of Other Rights. (a) The foregoing indemnification provisions shall be deemed to be a contract between the corporation and each person who serves in such capacity at any time while these provisions as well as the relevant provisions of the New York Business Corporation Law are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a contract right may not be modified retroactively without the consent of such person.


    (b) If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each such person against judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, incurred in connection with any actual or threatened action by or in the right of the corporation, or any appeal therein, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.


    (c) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. The corporation is hereby authorized to provide further indemnification if it deems it advisable by resolution of shareholders or directors, by amendment of these by-laws or by agreement.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.


        1.1* Purchase Agreement, dated July 30, 1997, between Avon Products, Inc. and Morgan Stanley & Co. Incorporated, Chase Securities Inc. and J.P. Morgan Securities Inc.

        4.1*   Form of New Note (included in Exhibit 4.2)

        4.2*   Indenture dated as of August 1, 1997, between Avon
               Products, Inc., as Issuer, and The Chase Manhattan Bank, as Trustee, relating to the 6.55% Notes due 2007 of Avon Products, Inc.

        4.3 First Supplemental Indenture dated as of January 7, 1998, to the Indenture

        4.4* Registration Rights Agreement, dated as of August 4, 1997, between Avon Products, Inc. and Morgan Stanley & Co. Incorporated, Chase Securities Inc. and J.P. Morgan Securities Inc.

        5.1 Opinion of Sullivan & Cromwell regarding the validity of the New Notes.

        23.1   Consent of Sullivan & Cromwell (included in Exhibit 5.1)


        23.2   Consent of Coopers & Lybrand L.L.P.


        24.1*  Power of Attorney.

        25.1* Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of The Chase Manhattan Bank, as Trustee.

        99.1   Form of Letter of Transmittal

        99.2   Form of Notice of Guaranteed Delivery

        99.3   Form of Exchange Agent Agreement


    (b) Not applicable.

    (c) Not applicable.

-------------------


*    Previously filed.


ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

          (a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 7th day of January, 1998.


                                         AVON PRODUCTS, INC.




                                         By: /s/ Ward M. Miller, Jr.
                                            -----------------------------------
                                            Ward M. Miller, Jr.
                                            Senior Vice President,
                                            General Counsel and Secretary


         Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                   Title                     Date
          ---------                   -----                     ----
           *                  Chairman of the Board and         January 7, 1998
--------------------------    Chief Executive Officer
     James E. Preston         (principal executive officer)


           *                  Executive Vice President and      January 7, 1998
--------------------------    Chief Financial and
     Edwina D. Woodbury       Administrative Officer
                              (principal financial officer)


           *                  Vice President and Controller     January 7, 1998
--------------------------    (principal accounting officer)
     Michael R. Mathieson


           *                   Director                         January 7, 1998
--------------------------
     Brenda C. Barnes


           *                   Director                         January 7, 1998
--------------------------
    Richard S. Barton


           *                   Director                         January 7, 1998
--------------------------
  Remedios Diaz Oliver


           *                   Director                         January 7, 1998
--------------------------
    Edward T. Fogarty


                                      II-5




           *                   Director                         January 7, 1998
--------------------------
     Stanley C. Gault


           *                   Director                         January 7, 1998
--------------------------
     George V. Grune


                               Director
--------------------------
     Charles S. Locke


           *                   Director                         January 7, 1998
--------------------------
       Ann S. Moore


                               Director
--------------------------
    Charles R. Perrin


           *                   Director                         January 7, 1998
--------------------------
       Paula Stern


By: /s/ Ward M. Miller, Jr.
   -----------------------------
   Ward M. Miller, Jr.
   Senior Vice President,
   General Counsel and Secretary


                                  EXHIBIT INDEX


EXHIBIT NO.                            DESCRIPTION

  1.1* Purchase Agreement, dated July 30, 1997, between Avon Products, Inc. and Morgan Stanley & Co. Incorporated, Chase Securities Inc. and J.P. Morgan Securities Inc.

  4.1*     Form of New Note (included in Exhibit 4.2)

  4.2*     Indenture dated as of August 1, 1997, between Avon
           Products, Inc., as Issuer, and The Chase Manhattan Bank, as Trustee, relating to the 6.55% Notes due 2007 of Avon Products, Inc.

  4.3 First Supplemental Indenture dated as of January 7, 1998, to the Indenture

  4.4* Registration Rights Agreement, dated as of August 4, 1997, between Avon Products, Inc. and Morgan Stanley & Co.
           Incorporated, Chase Securities Inc. and J.P. Morgan Securities
           Inc.

  5.1      Opinion of Sullivan & Cromwell regarding the validity of the New
           Notes.

  23.1     Consent of Sullivan & Cromwell (included in Exhibit 5.1)

  23.2     Consent of Coopers & Lybrand L.L.P.

  24.1* Power of Attorney (included on the signature pages of this Registration Statement).

  25.1* Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of The Chase Manhattan Bank, as Trustee.

  99.1     Form of Letter of Transmittal

  99.2     Form of Notice of Guaranteed Delivery

  99.3     Form of Exchange Agent Agreement

------------------
*    Previously filed.

















                                      II-7